EXHIBIT 10.A

Execution Copy

$400,000,000

CREDIT AGREEMENT

among

EL PASO CORPORATION

and

EL PASO PRODUCTION OIL & GAS USA, L.P.,

as Borrowers,

FORTIS CAPITAL CORP.,

as Administrative Agent, Arranger and Bookrunner,

and

The Several Lenders

from Time to Time Parties Hereto

Dated as of November 3, 2005

TABLE OF CONTENTS

Page

SECTION 1 DEFINITIONS		1
1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	18

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS		18
2.1.	Commitments	18
2.2.	Procedure for Borrowing	19
2.3.	Repayment of Loans	19
2.4.	Evidence of Debt	20

SECTION 3 LETTERS OF CREDIT		20
3.1.	The L/C Commitment	20
3.2.	Procedure for Issuance of Letters of Credit	21
3.3.	Fees, Commissions and Other Charges	21
3.4.	L/C Participations	22
3.5.	Reimbursement Obligation of the Borrowers	23
3.6.	Obligations Absolute	23
3.7.	Letter of Credit Payments	24
3.8.	L/C Applications	24

SECTION 4 GENERAL PROVISIONS		24
4.1.	Interest Rates and Payment Dates	24
4.2.	Computation of Interest and Fees	25
4.3.	Conversion and Continuation Options	26
4.4.	Minimum Amounts Maximum Number of Tranches	26
4.5.	Optional Prepayments and Commitment Reductions	26
4.6.	Commitment Fee; Administrative Agent’s Fee; Other Fees	28
4.7.	Inability to Determine Interest Rate	28
4.8.	Pro Rata Treatment and Payments	29
4.9.	Computation of Borrowing Base	30
4.10.	Mandatory Prepayments	32
4.11.	Illegality	34
4.12.	Requirements of Law	34
4.13.	Taxes	35
4.14.	Indemnity	37
4.15.	Change of Lending Office	37
4.16.	Collateral Security	37
4.17.	Replacement of Lenders	39

SECTION 5 REPRESENTATIONS AND WARRANTIES		40
5.1.	Organization; Powers	40
5.2.	Authorization	40
5.3.	Governmental Approvals; No Conflicts	40
5.4.	Binding Obligations; Enforceability	40
5.5.	Financial Condition	40
5.6.	Compliance with Laws and Agreements	41
5.7.	Litigation	42
5.8.	Taxes	42
5.9.	Properties	42
5.10.	ERISA	42
5.11.	Investment Company Act; Public Utility Holding Company Act	43
5.12.	Federal Reserve Regulations	43
5.13.	Solvency	43
5.14.	Environmental Matters	44
5.15.	Insurance	44
5.16.	Disclosures	44
5.17.	Ownership of Property; Liens	44
5.18.	Purpose of Loans	45
5.19.	Future Commitments	45
5.20.	Security Documents	45

SECTION 6 CONDITIONS PRECEDENT		46
6.1.	Conditions to Closing Date	46
6.2	Conditions to Each Extension of Credit	48
6.3	Determinations Under Section 6	49

SECTION 7 AFFIRMATIVE COVENANTS		49
7.1.	Financial Statements	49
7.2.	Certificates; Other Information	50
7.3.	Conduct of Business and Maintenance of Existence; Compliance with Law and Contractual Obligations	52
7.4.	Maintenance of Properties; Insurance	52
7.5.	Inspection of Property; Books and Records; Discussions	52
7.6.	Environmental Laws	52
7.7.	Additional Collateral	53
7.8	Maintenance and Operation of Properties	53
7.9	Collateral Coverage	54
7.10.	Further Assurances	54

SECTION 8 NEGATIVE COVENANTS		54
8.1.	Financial Covenants	54
8.2.	Limitation on Debt	55
8.3.	Limitation on Liens	56
8.4.	Limitation on Guarantee Obligations	58
8.5.	Limitation on Fundamental Change	58
8.6.	Limitation on Sale of Assets	59
8.7.	Limitation on Distributions	59
8.8.	Limitation on Investments, Loans and Advances	59
8.9.	Limitation on Payments and Modifications of Debt Instruments, Other Documents	60
8.10.	Limitation on Transactions with Affiliates	61
8.11.	Limitation on Changes in Fiscal Year	61
8.12.	Limitation on Negative Pledge Clauses	61
8.13.	Limitation on Lines of Business	61
8.14.	Forward Sales	61

SECTION 9 EVENTS OF DEFAULT		62

SECTION 10 THE ADMINISTRATIVE AGENT		65
10.1.	Appointment	65
10.2.	Delegation of Duties	66
10.3.	Exculpatory Provisions	66
10.4.	Reliance by Administrative Agent	66
10.5.	Notice of Default	67
10.6.	Non-Reliance on Administrative Agent and Other Lenders	67
10.7.	Indemnification	67
10.8.	Administrative Agent in Its Individual Capacity	68
10.9.	Successor Administrative Agent	68
10.10.	Issuing Lender	69
10.11.	Others	69
10.12.	Hedging Arrangements	69

SECTION 11 MISCELLANEOUS		69
11.1.	Amendments and Waivers	69
11.2.	Notices	70
11.3.	No Waiver; Cumulative Remedies	71
11.4.	Survival of Representations and Warranties	71
11.5.	Payment of Expenses and Taxes	71
11.6.	Successors and Assigns; Participations and Assignments	72
11.7.	Adjustments; Set-off	75
11.8.	Counterparts	76
11.9.	Severability	76
11.10.	Integration	76
11.11.	GOVERNING LAW	76
11.12.	Submission To Jurisdiction; Waivers	76
11.13.	Acknowledgments	77
11.14.	WAIVERS OF JURY TRIAL	77
11.15.	Release of Borrowing Base Properties	77
11.16.	Limitation on Interest	78
11.17.	Joint and Several Obligations of Borrowers	78
11.18	USA Patriot Act Notice	80

EPC Credit Agreement --

SCHEDULES

1.1(a)	Commitments

EXHIBITS

A    Form of Note
B    Form of Closing Certificate
C    Form of Assignment and Acceptance

EPC Credit Agreement --

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of November 3, 2005 (this “Agreement”), among EL PASO CORPORATION, a Delaware corporation, EL PASO PRODUCTION OIL & GAS USA, L.P., a Delaware limited partnership (individually, a “Borrower” and collectively, the “Borrowers”), FORTIS CAPITAL CORP. (“Fortis”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as arranger (in such capacity, the “Arranger”) and bookrunner (in such capacity, the “Bookrunner”), and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”).

WITNESSETH:

WHEREAS, the Borrowers wish to conclude a credit facility with the Lenders as provided in this Agreement for the purpose of financing their operations;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

SECTION 1
DEFINITIONS

1.1  Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR Loans” - Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

“Administrative Agent” - as defined in the Preamble to this Agreement.

“Affiliate” - as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Aggregate Credit Exposure” - as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the Letter of Credit Outstandings at such time. For purposes of the foregoing, and for the avoidance of doubt, Loans shall not include the contingent obligations of the Borrower or any Affiliate thereof owed to a Lender in connection with Commodity Hedging Agreements.

“Agreement” - this Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” - for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Fortis as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Fortis in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternate Program” - any program providing for the sale or other Disposition of trade or other receivables entered into by EPC or a Subsidiary of EPC on terms (a) substantially similar to the Amended and Restated Receivables Sale Agreement dated as of December 31, 1996 among El Paso Energy Credit Corporation, Asset Securitization Cooperative Corporation and Canadian Imperial Bank of Commerce, as administrative agent, whether or not such agreement shall then be in effect (as modified to comply with relevant policies of the Financial Accounting Standards Board or similar policies or guidelines from time to time in effect), or (b) otherwise customary for similar transactions on substantially similar terms as reasonably determined by the Administrative Agent.

“Applicable Margin” - for any day with respect to Eurodollar Loans and ABR Loans, the applicable per annum rate set forth below opposite the Borrowing Base Usage in effect on any such day:

Borrowing Base Usage	Eurodollar Margin	Alternate Base Rate Margin
Less than or equal to 50%	1.75%	.50%
Greater than 50% and less than or equal to 75%	2.00%	.50%
Greater than 75% and less than or equal to 90%	2.25%	.50%
Greater than 90%	2.50%	.50%

“Arranger” - Fortis.

“Assets” - with respect to any Person, all or any part of its business, property, rights, interests and assets, both tangible and intangible (including Equity Interests in any Person), wherever situated.

“Assignee” - as defined in subsection 11.6(c).

“Available Commitment” - as to any Lender at any time, an amount, if positive, equal to (a) the amount of such Lender’s Commitment in excess of (b) such Lender’s Aggregate Credit Exposure.

“Bookrunner” - Fortis.

“Borrower” and “Borrowers” - as defined in the preamble to this Agreement.

“Borrower Redetermination Notice” - a notice from EPC to the Administrative Agent requesting that the Administrative Agent redetermine the Borrowing Base, which notice may be sent by EPC at any time, provided that no more than one such notice may be delivered by EPC between Scheduled Redetermination Dates.

“Borrowers’ Representative” - EPC, which is authorized to act on behalf of the Borrowers under this Agreement.

“Borrowing Base” - at any time of determination, the amount then in effect as determined in accordance with Section 4.9.

“Borrowing Base Availability” - as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment Percentage of the Borrowing Base in effect at such time over (b) such Lender’s Aggregate Credit Exposure.

“Borrowing Base Deficiency” - the amount by which the Aggregate Credit Exposure of the Lenders exceeds the Borrowing Base then in effect.

“Borrowing Base Deficiency Notification Date” - the date on which any notice of a Borrowing Base Deficiency is received by the Borrowers’ Representative.

“Borrowing Base Properties” - those Hydrocarbon Interests then owned by EPPG and subject to a Mortgage utilized by the Administrative Agent and the Lenders as the basis for calculation of the Borrowing Base in the initial Reserve Report prepared by Ryder Scott and delivered to the Administrative Agent prior to the Closing Date, which description will be modified or supplemented from time to time as properties are added or deleted in accordance with the provisions of this Agreement. The Hydrocarbon Interests described in each preparation of a supplemental Reserve Report delivered in connection with a redetermination of the Borrowing Base pursuant to Section 4.9 hereof and subject to a Mortgage shall constitute a restatement of the list of Borrowing Base Properties. The Borrowing Base Properties as of the Closing Date are described on Annex I hereto.

“Borrowing Base Usage” - on any day the percentage equivalent to the ratio of (i) the sum of the aggregate principal amount of the Loans then outstanding and Letter of Credit Outstandings on such day to (ii) the Borrowing Base in effect on such day.

“Borrowing Date” - any Business Day specified in a notice pursuant to subsection 2.2 or 3.2 as a date on which the Borrower’s Representative requests the Lenders to make Loans or the Issuing Lender to issue a Letter of Credit hereunder.

“Business Day” - any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Entity” - a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.

“Capital Lease” - any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

“Capital Lease Obligations” - of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” - any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, including, without limitation, any preferred stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” - cash or Cash Equivalents subject to a security agreement in form and substance satisfactory to the Administrative Agent or letters of credit issued in favor of the Administrative Agent by an issuer and on terms and conditions satisfactory to the Administrative Agent, in an aggregate amount not to exceed $25,000,000.

“Cash Equivalents” - (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank (i) having capital and surplus in excess of $500,000,000 or (ii) which has a short-term commercial paper rating which satisfies the requirements set forth in clause (d) below, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued, fully guaranteed or insured by the United States Government or any agency thereof, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor’s Ratings Group (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“CGP” - El Paso CGP Company, a Delaware corporation.

“Closing Date” - the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied.

“Code” - the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” - the meaning assigned to such term in the Mortgage.

“Collateral Coverage Ratio” - the ratio of the Collateral Value to the greater of (i) the Borrowing Base then in effect, and (ii) the outstanding Loans and Letter of Credit Outstandings.

“Collateral Value” - (a) the PV-10 Value of the Borrowing Base Properties as of the most recent Redetermination Date, plus (b) the PV-10 Value of Borrowing Base Properties acquired since that date, plus (c) Cash Collateral, minus (d) the PV-10 Value of Borrowing Base Properties subject to a Disposition since that date.

“Collateral Value Deficiency” - if the Collateral Coverage Ratio is less than 1.5 to 1.0.

“Commitment” - as to any Lender, the obligation of such Lender to make Loans to the Borrowers hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a) (which amount, with respect to all Lenders, shall equal $400,000,000 as of the Closing Date), as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

“Commitment Fee Rate” - for any day, a rate per annum equal to 0.50%.

“Commitment Percentage” - as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which such Lender’s Aggregate Credit Exposure then outstanding constitutes of the Aggregate Credit Exposure then outstanding for all of the Lenders).

“Commitment Period” - the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Commitments” - the collective reference to the Commitments and the L/C Commitment.

“Commodity Hedging Agreement” - a commodity hedging, basis hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or exchanging of notional commodity obligations, either generally or under specific contingencies.

“Commonly Controlled Entity” - an entity, whether or not incorporated, which is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrowers and which is treated as a single employer under Section 414 of the Code.

“Consolidated EBITDA” means, with respect to any Person for the applicable period, the sum (without duplication and determined as to such Person and its consolidated Subsidiaries on a consolidated basis) of (i) earnings before interest, taxes on income, depreciation and amortization (exclusive of extraordinary items and gains or losses on sales of assets outside the ordinary course of business), plus (ii) any nonrecurring noncash charges deducted in the determination of clause (i), plus or minus (iii) any charge or credit related to mark-to-market provisions for derivatives exposures plus (iv) the net cash received for any put options entered into for the purpose of mitigating the commodity price risk of the hydrocarbon production owned by EPC or any of its Subsidiaries, minus (v) cash payments during such period not deducted in the determination of clause (i) on account of charges or reserves taken in a prior period, minus (vi) income of entities accounted for on the equity method, plus (vii) distributions of cash to such Person or any of its consolidated Subsidiaries by any entity accounted for on the equity method, provided that the aggregate amount included pursuant to this clause (vii) during the term of this Agreement shall not exceed the aggregate amount excluded pursuant to clause (vi) in respect of periods commencing on or after January 1, 2004; provided that if such Person or any of its Subsidiaries shall have consummated any material acquisition or Disposition during such period, Consolidated EBITDA shall be determined on a pro forma basis as if such acquisition or Disposition had occurred on the first day of such period

“Continuing 50% Test” - as defined in subsection 4.16(d).

“Contractual Obligation” - as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” - at the time of determination, the possession, directly or indirectly, at such time of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

“Debt” - as to any Person, all Indebtedness of such Person other than (a) any Project Financing of such Person, (b) in the case of EPC or a Subsidiary of EPC, any liabilities of EPC or such Subsidiary, as the case may be, under any Alternate Program, or any document executed by EPC or such Subsidiary, as the case may be, in connection therewith, (c) in the case of EPC or a Subsidiary of EPC, any obligations of EPC or a Subsidiary of EPC with respect to lease payments for the headquarters building of EPC located in Houston, Texas, (d) to the extent paid on or prior to the fifth Business Day after the due date therefor, the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of such Person and all unpaid, non-contingent obligations of such Person to reimburse a bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (e) in the case of EPC, (i) those items included as “preferred interests of consolidated subsidiaries” (or analogous line item), and (ii) those items included as “minority interests of consolidated subsidiaries” (or analogous line item), in each case as listed on the consolidated balance sheet of EPC as of December 31, 2003, and regardless of any change thereafter in accounting treatment thereof, so long as the terms and conditions of any financing associated with any such items referred to in this clause (e) (or successive extensions or refinancings thereof) are not amended so as to become more restrictive to EPC or its Subsidiaries than the terms and conditions of this Agreement.

“Default” - any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disposition” - the sale, conveyance, transfer, lease or other disposition (including, without limitation, through a sale and leaseback transaction or as a result of casualty or condemnation) of any Property.

“Dollars” and “$” - dollars in lawful currency of the United States of America.

“Early Maturity Debt” - Debt, the maturity of which is scheduled to occur prior to November 23, 2007.

“Effective Date” - the date on which the conditions set forth in Section 6.1 were first satisfied.

“Environmental Laws” - any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Authority with jurisdiction over the operations of either Borrower, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits” - any and all permits, licenses, registrations, notifications, approvals, exemptions and any other authorization required under any applicable Environmental Law.

“EPC” - El Paso Corporation, a Delaware corporation.

“EPC Revolver” - the Amended and Restated Credit Agreement dated as of November 23, 2004, among El Paso Corporation, the Pipeline Company Borrowers (as defined therein), the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, as defined therein.

“EPPG” - El Paso Production Oil & Gas USA, L.P., a Delaware limited partnership.

“Equity Interests” - (i) any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity, or other equity interest in another Person of whatever nature, and (ii) any warrants, options or other rights to acquire such stock or interests.

“ERISA” - the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” - any Person who is a member of EPC’s controlled group within the meaning of Section 4001(a)(14)(A) of ERISA.

“Eurocurrency Reserve Requirements” - for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate” - with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate per annum for Dollar deposits with a maturity comparable to such Interest Period which appears on page 3750 of the Dow Jones Market Service (formerly Telerate) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if there shall no longer exist a page 3750 of the Dow Jones Market Service (formerly Telerate) (or if such page is not available on the relevant Business Day), the Eurodollar Base Rate shall mean an interest rate per annum equal to the average (rounded upward, if necessary, to the next 1/100th of 1%) of the respective rates per annum notified to the Administrative Agent by the Reference Bank as the average of the rates at which Dollar deposits (in an amount comparable to the amount of the Lenders’ Eurodollar Loan to be outstanding during such Interest Period and for a maturity comparable to such Interest Period) are offered to the Reference Bank in immediately available funds by prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Loans” - Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” - with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” - any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Amount” - as defined in Section 4.5(e).

“Extension of Credit” - as to any Lender, the making of, or the issuance of, or participation in, a Loan by such Lender, or the issuance of, or participation in, a Letter of Credit by such Lender.

“Fee Letter” - the fee letter agreement among the Borrowers and Fortis.

“Financial Officer” - the chief financial officer, principal accounting officer, treasurer or controller of EPC.

“Fortis” - as defined in the preamble of this Agreement.

“GAAP” - generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” - any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Guaranty”, “Guaranteed” and “Guaranteeing” - any act by which any Person assumes, guarantees, endorses or otherwise incurs direct or contingent liability in connection with, or agrees to purchase or otherwise acquire or otherwise assures a creditor against loss in respect of, any Debt, or any Project Financing of any Person (other than any such liability existing on the Effective Date in respect of Debt or Project Financing of EPC or any of its consolidated Subsidiaries outstanding on the Effective Date or any extensions or renewals thereof that do not increase the liability of such Person or result in an earlier maturity date)(excluding (a) any liability by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (b) any liability in connection with obligations of EPC or any of its consolidated Subsidiaries, including obligations under any conditional sales agreement, equipment trust financing or equipment lease, and (c) any such act in connection with a Project Financing that either (i) guarantees to the provider of such Project Financing or any other Person performance of the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Project Financing or performance by a Project Financing Subsidiary of certain obligations to Persons other than the provider of such Project Financing, except during any period, and then only to the extent, that such guaranty is a guaranty of payment of such Project Financing (other than a guaranty of payment of the type referred to in subclause (ii) below) or (ii) is contingent upon, or the obligation to pay or perform under which is contingent upon, the occurrence of any event other than or in addition to the passage of time or any Project Financing becoming due (any such act referred to in this clause (c) being a “Contingent Guaranty”)).

“Hedge Parties” - a Lender or an Affiliate of a Lender that enters into a Hedging Agreement with a Borrower.

“Hedging Agreement” - any Interest Rate Protection Agreement, Commodity Hedging Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement concluded by a Borrower.

“Hydrocarbon Interests” - all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” - oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium and sulfur.

“Indebtedness” - of any Person means, without duplication (a) indebtedness of such Person for borrowed money, (b) obligations of such Person (other than any portion of any trade payable obligation of such Person which shall not have remained unpaid for 91 days or more from the original due date of such portion) to pay the deferred purchase price of property or services, and (c) Capital Lease Obligations of such Person.

“Independent Auditors” - PricewaterhouseCooper LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders.

“Independent Engineer” - Ryder Scott or another independent engineering firm selected by EPC and reasonably acceptable to the Administrative Agent.

“Insolvency” - with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercompany Debt” - all Debt owed by EPC to a Subsidiary of EPC, all Debt owed by a Subsidiary of EPC to EPC, and all Debt owed by a Subsidiary of EPC to another such Subsidiary.

“Interest Payment Date” - (a) as to any ABR Loan, the last day of each March, June, September and December, commencing September 30, 2005, the date of any conversion from an ABR Loan to a Eurodollar Loan and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” - with respect to any Eurodollar Loan:

(i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, to the extent available to all of the Lenders, nine or twelve) months thereafter, as selected by the Borrowers’ Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, to the extent available to all of the Lenders, nine or twelve) months thereafter, as selected by the Borrowers’ Representative by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

(iii) provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(3) the Borrowers’ Representative shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan; and

(4) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date.

“Interest Rate Protection Agreement” - an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies.

“Investments” - as defined in subsection 8.8.

“ISP” - International Standby Practices, as the same may be amended from time to time.

“Issuing Lender” - the Administrative Agent or any of its respective Affiliates, in its capacity as issuer of a Letter of Credit, and any other Lender to whom the Administrative Agent or any of its respective Affiliates assigns (with the prior written consent of the Required Lenders) all or a portion of its obligations to issue Letters of Credit hereunder.

“Late Maturity Debt” - Debt (other than Intercompany Debt) the maturity of which is scheduled to occur after November 23, 2007.

“L/C Application” - as defined in subsection 3.2.

“L/C Commitment” - collectively, the Issuing Lender’s obligation to issue Letters of Credit and the obligation of Participating Lenders to acquire L/C Participating Interests therein pursuant to Section 3.

“L/C Disbursement” - a payment made by an Issuing Lender pursuant to a Letter of Credit issued by such Issuing Lender.

“L/C Participating Interest” - with respect to any Letter of Credit (a) in the case of the Issuing Lender with respect thereto, its interest in such Letter of Credit and any L/C Application relating thereto after giving effect to the granting of participating interests therein, if any, pursuant hereto and (b) in the case of each Participating Lender, its undivided participating interest in such Letter of Credit and any L/C Application relating thereto.

“Lender Redetermination Notice” - a notice from the Required Lenders to EPC giving notice of their election to redetermine the Borrowing Base, which notice may be sent by the Required Lenders at any time they so elect, provided that such an election (excluding any mandatory redetermination of the Borrowing Base made in connection with the issuance of Subordinated Indebtedness pursuant to subsection 4.9(d)(iii), any Disposition of Borrowing Base Properties described in subsection 8.6(c) or (d), the failure of the Borrowers to comply with the Continuing 50% Test, and the substitution as Collateral of Oil and Gas Properties having a value in excess of 10% of the PV-10 Value of the Borrowing Base Properties at such time) can be made by the Required Lenders no more than once between Scheduled Redetermination Dates.

“Letters of Credit” - as defined in subsection 3.1(a).

“Letter of Credit Outstandings” - at any time, the sum of (a) the aggregate amount available for drawing under Letters of Credit then outstanding and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

“Lien” - any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing), but excluding set-off arrangements.

“Loans” - as defined in subsection 2.1(a).

“Loan Documents” - the collective reference to this Agreement, any Notes, the L/C Applications, the Fee Letter, the Security Documents and any Hedging Agreement between a Borrower and any Hedge Party (including, any Hedging Agreement between a Borrower and any commercial bank or other financial institution that was at the time such Hedging Agreement was entered into a Lender or an Affiliate of a Lender).

“Margin Stock” - “margin stock” as defined in Regulation U of the Board of Governors, as in effect from time to time.

“Material Adverse Effect” - a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of EPC and its Subsidiaries on a consolidated basis, (b) the ability of the Borrowers to perform their obligations under the Loan Documents, or (c) the validity or enforceability of the Loan Documents or the validity, perfection, priority or enforceability of the Liens created thereunder.

“Materials of Environmental Concern” - any petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos or asbestos containing material, polychlorinated biphenyls, urea-formaldehyde insulation, and any other substance that is regulated under any Environmental Law.

“Monthly Date” - the last Business Day of each calendar month.

“Mortgage” - each mortgage, deed of trust, assignment or security agreement executed by EPPG in form and substance reasonably satisfactory to the Administrative Agent which purports to create a Lien in favor of the Administrative Agent, in each case as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” - a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which EPC or an ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and in respect of which EPC or an ERISA Affiliate has any liability (contingent or otherwise), such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” - a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of EPC or an ERISA Affiliate and at least one Person other than EPC and its ERISA Affiliates, or (b) was so maintained and in respect of which EPC or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” - with respect to any Disposition by EPPG, an amount equal to the gross proceeds in cash (including cash equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition, net of taxes, attorneys’ fees, accountants’ fees, brokerage, consultant and other fees and expenses actually incurred in connection with such Disposition, including any sums retained in escrow at such closing.

“Non-Excluded Taxes” - as defined in subsection 4.13(a).

“Non-U.S. Lender” - as defined in subsection 4.13(b).

“Note” - as defined in subsection 2.4.

“Obligations” - the collective reference to the unpaid principal of and interest on the Loans and the Reimbursement Obligations and all other obligations and liabilities of the Borrowers (including, without limitation, amounts owing under any Loan Document, including any Hedging Agreement, and interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any of the Lenders or their Affiliates under the Loan Documents.

“Oil and Gas Business” - (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or Oil and Gas Properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of Hydrocarbons, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

“Oil and Gas Properties” - Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; in each case whether now owned or hereafter acquired directly or indirectly.

“Participants” - as defined in subsection 11.6(b).

“Participating Lender” - with respect to any Letter of Credit, any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in such Letter of Credit.

“PBGC” - the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Liens” - as defined in Section 8.3.

“Person” - an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

“Plan” - a Single Employer Plan or a Multiple Employer Plan.

“Price Criteria” - certain price assumptions determined by the Administrative Agent in its sole discretion utilized in the determination of future revenues from oil and gas production.

“Project Financing” - any Indebtedness (a) incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise in respect of, all or any portion of any project, or any asset related thereto (including, with respect to transactions in connection with the power and gas contract restructuring business of the Borrowers) and any Guaranty with respect thereto, other than any portion of such Indebtedness or Guaranty permitting or providing for recourse against the Borrowers or any of their Subsidiaries, which recourse is other than (i) recourse to the Equity Interests in, Indebtedness or other obligations of, or assets of, one or more Project Financing Subsidiaries, and (ii) such recourse as exists under any Contingent Guaranty or (b) of any Project Financing Subsidiary, or any Guaranty with respect thereto, that is secured solely by, or recourse for which is limited solely to, the Equity Interests in, Indebtedness or other obligations of, or assets of, one or more Project Financing Subsidiaries.

“Project Financing Subsidiary” - any Subsidiary of EPC whose principal purpose is to incur Project Financing, or to become a direct or indirect partner, member or other equity participant or owner in a Business Entity so created, and substantially all the assets of which Subsidiary or Business Entity are limited to (a) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by a Project Financing, (b) power contracts, gas contracts, administrative or other related service agreements and swap agreements related to gas or power, or (c) Equity Interests in, or Indebtedness or other obligations of, one or more other such Subsidiaries or Business Entities or to Indebtedness or other obligations of EPC or its Subsidiaries or other Persons. For purposes of this definition, “swap agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Properties” - any kind of facility, fixture, property or asset, whether real, personal or mixed, or tangible or intangible owned, leased or operated by EPPG.

“Proved Reserves” - the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made), as determined in accordance with Rule 4-10 of Regulation S-X promulgated by, and other applicable requirements of, the United States Securities and Exchange Commission.

“PV-10 Value” - with respect to any Oil and Gas Properties, the then present value of such Properties agreed to by the Administrative Agent utilizing a 10% discount rate and the Price Criteria furnished by the Administrative Agent to EPC thirty (30) days prior to the delivery of the then relevant Reserve Report under Section 4.9.

“Qualified Investments Account” - as defined in the EPC Revolver.

“Redetermination Date” - each date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in subsection 4.9.

“Reference Bank” - Fortis Bank S.A./N.V.

“Register” - as defined in subsection 11.6(d).

“Regulation U” - Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulations T and X” - the corresponding regulation of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” - the obligation of the Borrowers to reimburse the Issuing Lender pursuant to subsection 3.5 for amounts drawn under Letters of Credit issued by the Issuing Lender in accordance with the terms of this Agreement and the related L/C Applications.

“Reorganization” - with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” - any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under 29 C.F.R. Part 4043.

“Required Lenders” - at any time while no Loans are outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Commitments, and, at any time while Loans are outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 11.6(b)).

“Requirement of Law” - as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” - a report in form and substance satisfactory to the Administrative Agent, separately stated with respect to (i) all Oil and Gas Properties owned directly or indirectly by EPPG valued in accordance with Rule 4-10 of Regulation S-X promulgated by, and other applicable requirements of, the United States Securities and Exchange Commission, (ii) all Borrowing Base Properties owned directly or indirectly by EPPG valued using the Price Criteria furnished by the Administrative Agent to the Borrowers’ Representative, and (iii) all Oil and Gas Properties owned directly or indirectly by EPPG valued using the Price Criteria furnished by the Administrative Agent to the Borrowers’ Representative, setting forth, among other things, (a) the PV-10 Value of such Properties, (b) the Proved Reserves attributable to such Properties, and (c) a projection of the rate of production and net income of the Proved Reserves attributable to such Properties as of the date of such Reserve Report.

“Responsible Officer” - of any Borrower, the president, the chief financial officer, treasurer or controller of such Borrower.

“Ryder Scott” - Ryder Scott Company, L.P.

“Scheduled Redetermination Dates” - April 30 and October 31 of each year.

“Secured Parties” - the Lenders under this Agreement and a Lender or any Affiliate of a Lender party to a Hedging Agreement with any Borrower. The term Secured Parties shall also include a former Lender or an Affiliate of a former Lender that is party to a Hedging Agreement with any Borrower, provided that such former Lender or Affiliate was a Lender hereunder or an Affiliate of a Lender hereunder at the time it entered into such Hedging Agreement.

“Security Documents” - the collective reference to the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrowers hereunder and under any of the other Loan Documents.

“Single Employer Plan” - a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of EPC or an ERISA Affiliate and no Person other than EPC and its ERISA Affiliates or (b) was so maintained and in respect of which EPC or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subordinated Indebtedness” - any Indebtedness of EPPG contractually subordinated to the prior payment in full of the Loans, Reimbursement Obligations and any other obligations hereunder in a manner acceptable to the Required Lenders as evidenced by their written approval.

“Subsidiary” - as to any Person, a corporation, partnership or other entity of which more than 50% of the total voting power of shares of stock or other equity ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to vote in the election of directors, a managing general partner, or majority of general partners or other managers or trustees thereof, is at the time owned or controlled, directly or indirectly by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to any direct or indirect Subsidiary or Subsidiaries of EPC.

“Termination Date” - May 3, 2006.

“Termination Event” - (a) a Reportable Event or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of EPC or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA or the incurrence of liability by EPC or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of EPC or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, or (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (g) the occurrence of any other event or the existence of any other condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA.

“Tranche” - the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as “Eurodollar Tranches.”

“Transferee” - as defined in subsection 11.6(f).

“Type” - as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Customs” - the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Withdrawal Liability” - as defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(a)  As used herein and in any Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to a Borrower or any Subsidiary of a Borrower not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. References in any Loan Document to financial statements shall be deemed to include all related schedules and notes thereto.

(b)  The words “hereof,”“herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)  References in any Loan Document to knowledge of a Borrower of events or circumstances shall be deemed to refer to events or circumstances of which an officer of such Borrower has actual knowledge.

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1.  Commitments.

(a)  Subject to the terms and conditions hereof, including, without limitation, the satisfaction of the conditions precedent set forth in Section 6 hereof, each Lender severally agrees to make Loans (“Loans”) to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Commitment, provided that no Lender shall make any Loans if, after giving effect thereto, the sum of such Lender’s Loans and Commitment Percentage of Letter of Credit Outstandings (in each case, after giving effect to the Loans requested to be made and the Letters of Credit requested to be issued on such date) exceeds the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the Borrowing Base then in effect. During the Commitment Period, the Borrowers may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)  The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower’s Representative and notified to the Administrative Agent in accordance with subsections 2.2 and 4.3, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

2.2.  Procedure for Borrowing. The Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower’s Representative shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans initially are to be Eurodollar Loans or (b) on the requested Borrowing Date if the requested Loans are ABR Loans), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitments, or the amount of outstanding Eurodollar Loans after any repayment of any Eurodollar Loans, are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower’s Representative, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower’s Representative in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting the account of the Borrowers specified in the borrowing notice with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3.  Repayment of Loans.

(a)  The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9). The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof to but not including the date the Loans are paid in full at the rates per annum, and on the dates, set forth in subsection 4.1.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)  The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d)  The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 11.6(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

2.4.  Evidence of Debt. Upon the request of any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).

SECTION 3
LETTERS OF CREDIT

3.1.  The L/C Commitment.

(a)  Subject to the terms and conditions hereof, including, without limitation, the satisfaction of the conditions precedent set forth in Section 6 hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (the “Letters of Credit”) for the account of any Borrower or any Subsidiary or Affiliate of EPC, on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance and after giving effect to any Loans requested to be made or Letters of Credit requested to be issued on such date the sum of the Loans and Letter of Credit Outstandings would exceed the lesser of (x) the Commitments and (y) the Borrowing Base then in effect. Each Letter of Credit shall (i) be issued to support obligations of any Borrower or any Subsidiary or Affiliate of EPC, contingent or otherwise, which finance the working capital and business needs of such Borrower or Subsidiary or Affiliate of EPC, and (ii) shall expire no later than the earlier of (x) one year (or such later date agreed to by the Issuing Lender) after the date of issuance and (y) five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Each Letter of Credit shall be denominated in Dollars.

(b)  Each Letter of Credit shall be subject to the Uniform Customs or, at the option of the Issuing Lender, the ISP, and, to the extent not inconsistent therewith, the laws of the State of New York.

(c)  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any Participating Lender to exceed any limits imposed by, any applicable Requirement of Law.

3.2.  Procedure for Issuance of Letters of Credit. The Borrowers’ Representative may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their respective addresses for notices specified herein a letter of credit application in the Issuing Lender’s then customary form (an “L/C Application”) completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as may be customary and as the Issuing Lender may reasonably request. Upon receipt of any L/C Application, the Issuing Lender will process such L/C Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that issuance of such Letter of Credit will not contravene subsection 3.1, the Issuing Lender shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than one Business Day after its receipt of the L/C Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers’ Representative. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower’s Representative and the Administrative Agent promptly following the issuance thereof, and, thereafter, the Administrative Agent shall promptly furnish a copy thereof to the Lenders.

3.3.  Fees, Commissions and Other Charges.

(a)  The Borrowers shall pay to the Administrative Agent, for the account of (i) the Issuing Lender and the Participating Lenders, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date such Letter of Credit is issued to the date upon which the next payment is due under this subsection (and, thereafter, from the date of payment under this subsection to the date upon which the next payment is due under this subsection) at the rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans of the daily aggregate amount available to be drawn under such Letter of Credit during such period, and (ii) the Issuing Lender, a letter of credit commission with respect to each Letter of Credit in an amount equal to .125% per annum of the daily aggregate amount available to be drawn under such Letter of Credit. The letter of credit commissions payable pursuant to clause (i) and (ii) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing December 31, 2005, and on the Termination Date.

(b)  In addition to the foregoing fees and commissions, the Borrowers shall pay to the Issuing Lender (i) a fee of $750 for issuing each Letter of Credit, and (ii) a fee of $250 for amending any Letter of Credit.

(c)  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the Participating Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

3.4.  L/C Participations.

(a)  Effective on the date of issuance of each Letter of Credit issued after the Closing Date, the Issuing Lender irrevocably agrees to grant and hereby grants to each Participating Lender, and each Participating Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Participating Lender’s own account and risk an undivided interest equal to such Participating Lender’s Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued by the Issuing Lender and the amount of each draft paid by the Issuing Lender thereunder. Each Participating Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent’s address specified in subsection 11.2, an amount equal to such Participating Lender’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. On the date that any Assignee becomes a Lender party to this Agreement in accordance with subsection 11.6, participating interests in any outstanding Letters of Credit held by the transferor Lender from which such Assignee acquired its interest hereunder shall be proportionately reallotted between such Assignee and such transferor Lender. Each Participating Lender hereby agrees that its obligation to participate in each Letter of Credit, and to pay or to reimburse the Issuing Lender for its participating share of the drafts drawn or amounts otherwise paid thereunder, is absolute, irrevocable and unconditional and shall not be affected by any circumstances whatsoever (including, without limitation, the occurrence or continuance of any Default or Event of Default), and that each such payment shall be made without offset, abatement, withholding or other reduction whatsoever.

(b)  If any amount required to be paid by any Participating Lender to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any draft paid by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, on demand, an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such draft is paid to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Participating Lender pursuant to subsection 3.4(a) is not in fact made available to the Administrative Agent, for the account of the Issuing Lender, by such Participating Lender within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Participating Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any Participating Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(c)  Whenever, at any time after the Issuing Lender has paid a draft under any Letter of Credit and has received from any Participating Lender its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any reimbursement on account of such unreimbursed portion, or any payment of interest on account thereof, the Issuing Lender will pay to the Administrative Agent, for the account of such Participating Lender, its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Participating Lender shall return to the Administrative Agent for the account of the Issuing Lender, the portion thereof previously distributed to it.

3.5.  Reimbursement Obligation of the Borrowers. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall notify the Borrowers and the Administrative Agent of the date and the amount thereof. The Borrowers agree to reimburse the Issuing Lender (whether with their own funds or with proceeds of the Loans) on each date on which the Issuing Lender pays a draft so presented under any Letter of Credit for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Each unreimbursed drawing under any Letter of Credit shall constitute a request by the Borrowers, subject to the provisions of Section 2.1, to the Administrative Agent for ABR Loans in the amount of such drawing. The borrowing date with respect to any such ABR Loans shall be the date of the remittance by the Issuing Bank of the proceeds of such drawing. If ABR Loans are not available on the date when the Issuing Lender pays a draft, interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this subsection from the date of payment of the applicable draft to but excluding the date of payment in full thereof, (x) for the period commencing on the date of payment of the applicable draft to the date which is 3 days thereafter, at the rate which would be payable on ABR Loans at such time and (y) thereafter, at the rate which would be payable on ABR Loans at such time plus 2%.

3.6.  Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers or any other Person may have or have had against the Issuing Lender or any other Lender or any beneficiary of a Letter of Credit. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, including, without limitation, Article 5 thereof, shall be binding on the Borrowers and shall not result in any liability of such Issuing Lender to the Borrowers.

3.7.  Letter of Credit Payments. Without limitation of subsection 3.6, the responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8.  L/C Applications. To the extent that any provision of any L/C Application, including any reimbursement provisions contained therein, related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall prevail.

SECTION 4
GENERAL PROVISIONS

4.1.  Interest Rates and Payment Dates.

(a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin in effect on such day.

(b)  Each ABR Loan shall bear interest for each day at a rate per annum equal to the Alternate Base Rate in effect on such day plus the Applicable Margin in effect on such date.

(c)  If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the Alternate Base Rate plus the Applicable Margin in effect on such date plus 2%, in each case from the date of such non-payment to but excluding the date such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to subsection 4.1(c) shall be payable from time to time on demand.

4.2.  Computation of Interest and Fees.

(a)  Whenever, in the case of ABR Loans, it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day and excluding the last day). The Administrative Agent shall as soon as practicable notify the Borrowers’ Representative and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower’s Representative and the Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers’ Representative, deliver to the Borrowers a statement showing the quotations and calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1(a), (b) and (c).

4.3.  Conversion and Continuation Options.

(a)  The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by having the Borrowers’ Representative give the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers’ Representative may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

(b)  Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers’ Representative giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date and provided, further, that if the Borrowers’ Representative shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

4.4.  Minimum Amounts Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than six (6) Eurodollar Tranches outstanding at any time.

4.5.  Optional Prepayments and Commitment Reductions.

(a)  The Borrowers may, on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least one Business Day’s irrevocable notice to the Administrative Agent in the case of ABR Loans, and upon at least three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, in each case specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.14. Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)  Subject to subsection 4.5(c), the Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect. Termination of the Commitments shall also terminate the obligation of the Issuing Lender to issue Letters of Credit.

(c)  In the event of the termination by the Borrowers of all Commitments, the Borrowers shall on the date of such termination repay or prepay all of its outstanding Loans (together with accrued and unpaid interest on the Loans and any amounts payable pursuant to subsection 4.14 and any other amounts payable hereunder), reduce the Letter of Credit Outstandings to zero and cause all Letters of Credit to be canceled and returned to the Issuing Lender (or shall cash collateralize the Letter of Credit Outstandings (or provide supporting letters of credit from an institution reasonably acceptable to the Administrative Agent) on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent). In the event of any partial reduction of the Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrowers’ Representative and the Lenders of the Aggregate Credit Exposure of all the Lenders and (ii) if the Aggregate Credit Exposure of all the Lenders would exceed the aggregate Commitments after giving effect to such reduction, then, prior to giving effect to such reduction, the Borrowers shall, on the date of such reduction, then, repay or prepay Loans and, second, reduce the Letter of Credit Outstandings (or cash collateralize the Letter of Credit Outstandings (or provide supporting letters of credit from an institution reasonably acceptable to the Administrative Agent) on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent), in an aggregate amount sufficient to eliminate such excess.

(d)  The Loans shall be repaid, and the Letter of Credit Outstandings shall be reduced or cash collateralized, to the extent required by subsection 4.10. All such prepayments and cash collateralization shall be made in accordance with this subsection 4.5.

(e)  In the event the amount of any prepayment of the Loans required to be made above shall exceed the aggregate principal amount of the outstanding ABR Loans (the amount of any such excess being called the “Excess Amount”), the Borrowers shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable ABR Loans and to deposit an amount equal to the Excess Amount with, and in the event that Letter of Credit Outstandings are required to be cash collateralized, the Borrowers shall deposit an amount equal to the aggregate amount of Letter of Credit Outstandings to be cash collateralized with, the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the obligations of the Borrowers under this Agreement and applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto or Letter of Credit Outstandings, as the case may be, or, during an Event of Default, to payment of any obligations under this Agreement (including obligations in respect of the Letters of Credit). On any Business Day on which (i) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day pursuant to this subsection 4.5(e) and (ii) the Borrowers’ Representative shall have delivered to the Administrative Agent a written request or a telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Cash Equivalent specified in such request, the Administrative Agent shall use its reasonable efforts to invest such remaining collected amounts in such Cash Equivalent, provided, however, that the Administrative Agent shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account and no Cash Equivalent shall mature after the end of the Interest Period for which it is to be applied. The Borrowers shall not have the right to withdraw any amount from such cash collateral account until the applicable Eurodollar Loans and accrued interest thereon and Letter of Credit Outstandings are paid in full or if a Default or Event of Default then exists or would result. Any prepayment or collateralization pursuant to this subsection 4.5(e) shall be applied in the order set forth in clause (ii) of the second sentence of subsection 4.5(c).

4.6.  Commitment Fee; Administrative Agent’s Fee; Other Fees.

(a)  The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including, for each Lender, the Closing Date to but not including the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the lesser of (i) the Available Commitment of such Lender and (ii) the Borrowing Base Availability with respect to such Lender, during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December (subject to Section 4.8) (commencing on December 31, 2005) and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein. Commitment fees shall be nonrefundable when paid unless payment was made in error.

(b)  The Borrowers shall pay to the Administrative Agent the fees set forth in the Fee Letter.

(c)  The Borrowers shall pay to the Lenders such additional fees as may be agreed to by the Borrowers and the Lenders.

4.7.  Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)  the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurodollar Loans.

4.8.  Pro Rata Treatment and Payments.

(a)  Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in subsection 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrowers.

4.9.  Computation of Borrowing Base.

(a)  Borrowing Base. The Borrowing Base in effect from time to time shall represent the maximum principal amount (subject to the aggregate amount of the Commitments) of Loans and Letter of Credit Outstandings that the Lenders will allow to remain outstanding during the Commitment Period. The Borrowing Base will be determined by the Administrative Agent in its sole discretion based upon the total assets, cashflow and liabilities of EPPG and upon the value of Proved Reserves attributable to the Borrowing Base Properties of EPPG by the Administrative Agent in its sole discretion, and will be determined by the Administrative Agent in accordance with paragraph (d) of this subsection 4.9, subject to approval by Required Lenders or all of the Lenders, as the case may be. Until the Commitments are no longer in effect, all Letters of Credit have terminated and all of the Loans and all other obligations under this Agreement are paid in full, this Agreement shall be subject to the then effective Borrowing Base.

(b)  Reserve Reports. EPC shall, at its own expense, furnish to the Administrative Agent and each Lender (i) prior to March 31 of each year, a Reserve Report prepared by the Independent Engineer, dated no earlier than the immediately preceding December 31, (ii) prior to September 30 of each year, a Reserve Report prepared by the engineers employed by EPC dated no earlier than the immediately preceding June 30 and (iii) within 30 days following the delivery of a Borrower Redetermination Notice or a Lender Redetermination Notice, a Reserve Report prepared by the engineers employed by EPC and, if requested by the Required Lenders or the Administrative Agent, within 90 days following the delivery of such notice a Reserve Report prepared by the engineers employed by EPC and audited by the Independent Engineer, in each case certified by a Responsible Officer of EPC. If EPC fails to deliver a Reserve Report within the time period provided for, then the Administrative Agent and the Lenders shall have the right to rely on the last Reserve Report previously delivered by EPC with any such adjustments and taking into account any additional information as the Administrative Agent may deem appropriate in its sole discretion. Concurrently with the delivery of the Reserve Reports, EPC shall furnish to the Administrative Agent and each Lender a certificate of a Responsible Officer showing any material additions to or material deletions from the Oil and Gas Properties and the Borrowing Base Properties listed in the Reserve Report, which additions or deletions were made by EPC since the date of the previous Reserve Report.

(c)  Redetermination of the Borrowing Base. The Administrative Agent shall redetermine the Borrowing Base in its sole discretion, and the Administrative Agent shall notify EPC and the Lenders of the Administrative Agent’s redetermination of the Borrowing Base (i) with respect to regularly scheduled Reserve Reports, (A) on or before April 30 (in the case of Reserve Reports due on March 31) and (B) on or before October 31 (in the case of Reserve Reports due on September 30), and (ii) with respect to a Lender Redetermination Notice or a Borrower Redetermination Notice as promptly as practicable following delivery to the Administrative Agent of all information (including Reserve Reports) requested from EPC, or if no such information is delivered by EPC following such request, then at such time as the Administrative Agent determines is practicable but, in any case, no later than 30 days after delivery of such information or, if such information is not timely delivered, 30 days after the date such information was required to be delivered. Within 15 days after receipt from the Administrative Agent of the amount of a redetermination of the Borrowing Base, each Lender shall notify the Administrative Agent in writing stating whether or not such Lender agrees with that redetermination. Failure of any Lender to give such notice within such period of time shall not be deemed to constitute an acceptance of such redetermination. The Borrowing Base may be decreased from the then effective Borrowing Base with the consent of Required Lenders but may only be increased from the then effective Borrowing Base with the consent of all of the Lenders. If Required Lenders or all of the Lenders, as the case may be, agree with that redetermination, then the Administrative Agent promptly shall notify EPC of the Borrowing Base as so redetermined. Redeterminations made in connection with regularly scheduled Reserve Reports shall become effective (and shall remain effective until the Borrowing Base is again redetermined as provided in this subsection (c)) on May 15 (in the case of Reserve Reports due on March 31) and November 15 (in the case of Reserve Reports due on September 30), and other redeterminations shall become effective upon written notice from the Administrative Agent to EPC and the Lenders of the redetermined Borrowing Base. If Required Lenders or all of the Lenders, as the case may be, have not approved in writing the Borrowing Base within the 15-day period following their receipt of the proposed amount from the Administrative Agent, the Borrowing Base shall be set at the amount of the then current Borrowing Base and the Borrowing Base shall remain at such level until Required Lenders or all of the Lenders, as the case may be, utilizing the procedure outlined herein, agree on a new Borrowing Base and the Administrative Agent shall give notice thereof to EPC. Each redetermination provided for by this subsection 4.9(c) shall be made in accordance with the provisions of subsection 4.9(d).

(d)  Criteria. All determinations and redeterminations by the Administrative Agent provided for in this subsection 4.9 (and any determinations and decisions by either or both of the Administrative Agent and Required Lenders or all of the Lenders, as the case may be, in connection therewith, including effecting any redetermination of the value of any component contained in a Reserve Report) shall be made by the Administrative Agent and the Lenders in their sole discretion based upon the application by the Administrative Agent and the Lenders of their respective oil and gas lending criteria as they customarily used at the time of determination in assigning collateral value to oil and gas properties for similarly situated customers of the Administrative Agent and the Lenders.

(e)  Subordinated Indebtedness. At least thirty (30) days prior to the incurrence of Subordinated Indebtedness by EPPG, EPC shall so notify the Administrative Agent. Following the receipt of such notice the Required Banks shall have the right to serve a Lender Redetermination Notice on EPC, which Lender Redetermination Notice shall not count towards the maximum number of such Notices which the Required Lenders may otherwise serve between Scheduled Redetermination Dates.

(f)  Mandatory Reductions. If, following the Disposition of any Borrowing Base Property pursuant to Section 8.6(d), the Collateral Coverage Ratio is less than 1.5 to 1.0, the Borrowing Base shall automatically be reduced by the amount of the PV-10 Value of such Properties, unless such Borrowing Base Property is contemporaneously replaced by EPPG with substitute Borrowing Base Property of at least equal PV-10 Value or, pending delivery of such Borrowing Base Property, with Cash Collateral equal to or greater than such PV-10 Value.

(g)  Initial Borrowing Base. The initial Borrowing Base hereunder shall be $300,000,000.00.

4.10.  Mandatory Prepayments.

(a)  Borrowing Base Deficiency. Upon the occurrence of a Borrowing Base Deficiency, the Administrative Agent shall notify EPC of such Borrowing Base Deficiency. Within ten (10) days from and after the Borrowing Base Deficiency Notification Date, EPC shall notify the Administrative Agent that the Borrowers elect to take one of the following actions:

(i)  Execute and deliver to the Administrative Agent supplemental or additional Security Documents, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, securing payment of the Notes and the other Obligations and covering additional Hydrocarbon Interests owned by EPPG which are not then designated as Borrowing Base Properties and which are of a type and nature, and having a value (determined by the Administrative Agent in its sole discretion using the standards applicable to a Borrowing Base Redetermination), in addition to other Borrowing Base Properties reasonably satisfactory to the Administrative Agent and the Required Lenders, sufficient to eliminate the Borrowing Base Deficiency;

(ii)  Make a payment with respect to the Obligations (which shall be applied, or held for application, as the case may be, by the Administrative Agent to the payment of the aggregate unpaid principal amount of those Loans then outstanding and then Letter of Credit Outstandings) in an aggregate principal amount sufficient to eliminate such Borrowing Base Deficiency within thirty (30) days after the Borrowing Base Deficiency Notification Date;

(iii)  Execute and deliver additional Security Documents, as provided in clause (i) above, sufficient to eliminate a portion of the Borrowing Base Deficiency and make a payment as provided in clause (ii) above in an aggregate principal amount sufficient to eliminate the balance of the Borrowing Base Deficiency; or

(iv)  Make six (6) consecutive prepayments of principal of the outstanding Loans, each of which shall be in an amount equal to 1/6th of the amount of the Borrowing Base Deficiency, commencing on the first Monthly Date following delivery of the notice of Borrower’s election, and continuing on each Monthly Date thereafter until such Deficiency has been eliminated by such prepayments, addition of properties to the Borrowing Base Properties or a combination of the foregoing.

(b)  Security Documents. If the Borrowers elect to execute and deliver supplemental or additional Security Documents to the Administrative Agent pursuant to Section 4.10(a)(i) or (a)(iii) above, EPPG shall provide the Administrative Agent and each Lender with descriptions of the additional assets to be collaterally assigned (together with current valuations satisfactory to the Administrative Agent or engineering reports as to the new Properties, Security Documents, and, if necessary to comply with the Continuing 50% Test, title evidence applicable thereto, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent), within twenty (20) days after the Borrowing Base Deficiency Notification Date, except that title evidence may be furnished within ninety (90) days after such Date. If the Borrowers fail to take any of the actions described above within the relevant period, then without any necessity for notice to EPC or any other person, the Borrowers shall become obligated to pay Obligations in an aggregate principal amount equal to the applicable Borrowing Base Deficiency within three (3) days after the end of the relevant period.

(c)  Collateral Value Deficiency. If at any time the Collateral Coverage Ratio is less than 1.5 to 1.0 (the “Collateral Deficiency Date”), EPC shall either:

(i)  Give notice to the Administrative Agent that the Borrowers elect to make a payment with respect to the Obligations (which shall be applied, or held for application, as the case may be, by the Administrative Agent to the payment of the aggregate unpaid principal amount of those Loans then outstanding and then Letter of Credit Outstandings) in an aggregate principal amount necessary to comply with the Collateral Coverage Ratio at such time whereupon the Commitments shall be so reduced with immediate effect and the Borrowers shall make such prepayment on or before the date that is thirty (30) days after the related Collateral Deficiency Date;

(ii)  Certify to the Administrative Agent that EPPG has good and defensible title, free of any Liens other than Permitted Liens, to Proved Reserves in an amount which, if subject to one or more Mortgages, would result in the Borrowers being in compliance with such Collateral Coverage Ratio. Within ten (10) days after such certification, the Administrative Agent shall either (x) determine that such properties, if subject to a Mortgage, would result in the Borrowers being in compliance with such Collateral Coverage Ratio, in which case, EPPG shall within twenty (20) days of such certification, and in any event, no later than within thirty (30) days of the Collateral Deficiency Date, deliver a Mortgage (or a satisfactory amendment to an existing Mortgage) to the Administrative Agent with respect to each of such properties, executed and delivered by a duly authorized officer of each party thereto and accompanied by such other documentation as the Administrative Agent shall reasonably request (including, without limitation, legal opinions in form and substance satisfactory to the Administrative Agent relating thereto), or (y) determine that such properties, if subject to a Mortgage, would not result in the Borrowers being in compliance with such Collateral Coverage Ratio, in which case, the Borrowers shall make the prepayments specified in subsection (i) of this Section 4.10(c) within thirty (30) days of the Collateral Deficiency Date;

(iii)  Effect a reduction of the Commitments pursuant to Section 4.5;

(iv)  Pending delivery of the Mortgages, provide Cash Collateral if sufficient to eliminate the Collateral Value Deficiency; or

(v)  Any combination of the actions referred to in clauses (i) - (iv) the effect of which in combination is to restore the Collateral Coverage Ratio to not less than 1.5 to 1.0.

4.11.  Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.14.

4.12.  Requirements of Law.

(a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any L/C Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.13, changes in the rate or computation of tax on the overall net income of such Lender, franchise taxes imposed in lieu of net income taxes and doing business taxes);

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder, or

(iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrowers’ Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrowers’ Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13.  Taxes.

(a)  All payments made by the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and doing business taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Non-U.S. Lender if such Non-U.S. Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for their own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If, when the Borrowers are required by this subsection 4.13(a) to pay any Non-Excluded Taxes, the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)  Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) and is otherwise exempt from IRS interest withholding obligations shall deliver to the Borrowers’ Representative and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or successors forms or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing that such Non-U.S. Lender (i) is not a “bank” for purposes of Section 881(c) of the Code (and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank in any filing with or submission made to any Governmental Authority or rating agency), (ii) is not a 10% shareholder (within the meaning of Section 871 (h)(3)(B) of the Code) of the Borrowers and (iii) is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents, along with such other additional forms as the Borrowers, the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) may reasonably request to establish the availability of such exemption. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), and if a Person cannot deliver such forms because such Person is not exempt from U.S. federal withholding tax under the Code as described above, then such Person shall not become a Lender or Transferee hereunder or a party hereto.

4.14.  Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers’ Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of a Eurodollar Loan after the Borrowers’ Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of or a conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the percentage added to the Eurodollar Rate pursuant to subsection 4.1(a) to the extent included therein) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.15.  Change of Lending Office. Each Lender agrees that if it makes any demand for payment under subsection 4.12 or 4.13(a), or if any adoption or change of the type described in subsection 4.11 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under subsection 4.12 or 4.13(a), or would eliminate or reduce the effect of any adoption or change described in subsection 4.11.

4.16.  Collateral Security.

(a)  Closing Date. To secure the performance by the Borrowers of the Obligations hereunder and under the Notes, the Security Documents and any Hedging Agreement, whether now or hereafter incurred, matured or unmatured, direct or contingent, including extensions, modifications, renewals and increases thereof, and substitutions therefore, EPPG shall, as of the Closing Date, have, pursuant to the Mortgages granted and assigned to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority Lien, subject only to Permitted Liens, on Borrowing Base Properties.

(b)  Subsequently Acquired Property. If EPPG shall, following the Closing Date, acquire additional Oil and Gas Properties that are proposed to be Borrowing Base Properties, EPPG shall grant security interests and mortgage Liens to the Administrative Agent, for the ratable benefit of the Secured Parties, in and on any such property to the extent provided in Section 7.7 hereof.

(c)  Form of Security Documents. The granting and assigning of such security interests and Liens by EPPG shall be pursuant to the Security Documents in form and substance reasonably satisfactory to the Administrative Agent.

(d)  Title Work. Within fifteen (15) Business Days following the Closing Date, EPPG shall have furnished to the Administrative Agent title documents reasonably satisfactory to the Administrative Agent with respect to the title and Lien status of at least 50% of the PV-10 Value of the Borrowing Base Properties. Thereafter, the Administrative Agent shall at all times have reasonably satisfactory title documents with respect to at least 50% of the PV-10 Value of the Borrowing Base Properties of EPPG (the “Continuing 50% Test”). If at any time after the Closing Date, EPPG fails to provide title documents reasonably satisfactory to the Administrative Agent for a sufficient number of Borrowing Base Properties to meet the Continuing 50% Test, such failure shall not constitute an Event of Default, but the Administrative Agent may redetermine the Borrowing Base by written notice to the Borrowers’ Representative as required to bring EPPG into compliance with the Continuing 50% Test until such title documents are provided. Without regard to whether EPPG provides satisfactory title documents with respect to a particular Oil and Gas Property owned by EPPG, such Oil and Gas Property shall, if necessary to meet the requirements of Section 7.7 hereof, be encumbered by a Mortgage in favor of the Administrative Agent for the ratable benefit of the Secured Parties, and shall be included in the collateral.

(e)  Security for Hedge Parties. The Administrative Agent and the Lenders agree that upon execution and delivery of a Hedging Agreement by a Hedge Party, such Hedge Party shall possess a pari passu Lien in the collateral provided in the Security Documents and the cash proceeds therefrom as security for the obligations of the Borrowers under such Hedging Agreement.

(f)  Substitution of Collateral. The Borrowers shall have the right, subject to the consent of the Administrative Agent, such consent not to be unreasonably withheld, to substitute Oil and Gas Properties of EPPG for Oil and Gas Properties subject to a Mortgage, or, pending delivery of the Mortgage on such Properties, to substitute Cash Collateral for such Properties, provided that:

(i)  The Borrower’s Representative provides notice of substitution to the Administrative Agent fifteen (15) days prior to the proposed substitution date;

(ii)  Neither an Event of Default nor a Borrowing Base Deficiency exists on the proposed substitution date;

(iii)  The Oil and Gas Properties proposed to be substituted for the Oil and Gas Properties subject to a Mortgage are of a type and nature similar to the Oil and Gas Properties subject to a Mortgage;

(iv)  The substitution of the Oil and Gas Properties will not result in a decrease in the Borrowing Base as determined by the Administrative Agent in its sole discretion;

(v)  The substitution of the Oil and Gas Properties will not result in the Collateral Coverage Ratio being less than 1.5 to 1; and

(vi)  EPPG provides the supplemental or additional Security Documents referred to in Section 4.10(b) hereof.

If the Oil and Gas Properties being substituted have a value in excess of 10% of the PV-10 Value of the Borrowing Base Properties at such time, the Borrowing Base shall be redetermined prior to the date of such substitution in accordance with the procedures set forth in subsection 4.9 which would have applied had a Borrower Redetermination Notice or a Lender Redetermination Notice been delivered.

(g)  If the conditions set forth in Section 4.16(f) have been satisfied, then upon request by EPC, the Administrative Agent will release its lien on any Borrowing Base Property being exchanged for other Borrowing Base Property pursuant to Section 4.16(f).

4.17.  Replacement of Lenders. If (i) any Lender requests compensation under Section 4.12, or (ii) if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, or (iii) if any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender refuses to grant its approval with respect to any matter requiring the approval of all Lenders and such matter shall have been approved by Lenders having Commitments in excess of 66-2/3% of the aggregate Commitments, then the Borrowers’ Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee identified by the Borrowers’ Representative that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrowers’ Representative shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 4.12 or payments required to be made pursuant to Section 4.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers’ Representative to require such assignment and delegation cease to apply.

SECTION 5
REPRESENTATIONS AND WARRANTIES

EPC and EPPG, in each case with respect to itself and its Subsidiaries, represents and warrants to the Administrative Agent, each Issuing Lender and each Lender that:

5.1.  Organization; Powers. EPC is a Business Entity duly formed, validly existing and in good standing under the laws of the State of Delaware. EPPG is duly organized or formed, validly existing and, if applicable, in good standing in the jurisdiction of its organization or formation. Each Borrower possesses all applicable Business Entity powers and all other authorizations and licenses necessary to engage in its business and operations as now conducted, the failure to obtain or maintain which would have a Material Adverse Effect.

5.2.  Authorization. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party are within such Borrower’s applicable Business Entity powers, have been duly authorized by all necessary applicable Business Entity action, and do not contravene (a) any Borrower’s organizational documents, or (b) any law or any material contractual restriction binding on or affecting either Borrower.

5.3.  Governmental Approvals; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by either Borrower of any Loan Document to which it is a party, except those necessary to comply with laws, rules, regulations and orders required in the ordinary course to comply with ongoing obligations of such Borrower under Sections 7.3, 4.16 and 7.7, as applicable.

5.4.  Binding Obligation; Enforceability. This Agreement constitutes, and the other Loan Documents when delivered hereunder shall constitute, the legal, valid and binding obligations of each Borrower that is a party thereto, enforceable against such Borrower in accordance with their respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

5.5.  Financial Condition.

(a)  The consolidated balance sheet of EPC and its consolidated Subsidiaries as at December 31, 2004, and the related consolidated statements of income and cash flows of EPC and its consolidated Subsidiaries for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to the Administrative Agent and the Lenders prior to the date hereof, present fairly, in all material respects, the consolidated financial condition of EPC and its consolidated Subsidiaries as at such date and the consolidated results of the operations of EPC and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied (except as approved by the chief financial officer of such entity and as disclosed therein), excluding for purposes of this representation the effect of any subsequent revisions or restatements thereto that may be required by the SEC with respect to (i) the accounting treatment relating to the negative revision in the proven reserves of crude oil and natural gas of EPC effected as of or prior to December 31, 2003 by an amount equal to approximately 1.83 trillion cubic feet equivalent and (ii) the manner in which EPC reported changes to the accounting for various hedging transactions and related ceiling test impairment charges.

(b)  The consolidated balance sheets of EPC and its consolidated Subsidiaries as at March 31, 2005 and June 30, 2005, and the related consolidated statements of income and cash flows of EPC and its consolidated Subsidiaries for the fiscal periods then ended, copies of which have been furnished to the Administrative Agent on or prior to the date hereof, present fairly, in all material respects, the consolidated financial condition of EPC and its consolidated Subsidiaries as at such dates and the consolidated results of the operations of EPC and its consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied (except as approved by the chief financial officer of such entity and as disclosed therein), subject in the case of such unaudited statements to normal year-end audit adjustments, excluding for purposes of this representation the effect of any subsequent revisions or restatements thereto that may be required by the SEC with respect to (i) the accounting treatment relating to the negative revision in the proven reserves of crude oil and natural gas of EPC effected as of or prior to December 31, 2003 by an amount equal to approximately 1.83 trillion cubic feet equivalent and (ii) the manner in which EPC reported changes to the accounting for various hedging transactions and related ceiling test impairment charges.

(c)  Except as permitted under Sections 8.2 and Section 8.4, EPPG does not have any Debt outstanding other than Debt owing to the Lenders or to EPC or any of its Subsidiaries.

(d)  Except as set forth in Schedule 5.5, as of the Effective Date, since December 31, 2004, there has been no Material Adverse Effect.

5.6.  Compliance with Laws and Agreements. Each of EPC and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to comply, individually or in the aggregate, would not, in the reasonable judgment of EPC, be expected to result in a Material Adverse Effect, provided that the alleged failures to comply with such laws, rules, regulations, and orders that are disclosed in the annual report on Form 10-K for the year ended December 31, 2004, or in any quarterly report on Form 10-Q or current report on Form 8-K filed by EPC with the SEC after December 31, 2004 and prior to the date hereof shall not be deemed at any time by the parties to the Loan Documents to be expected to have a Material Adverse Effect for any purposes hereof.

5.7.  Litigation. There is no action, suit or proceeding pending, or to the knowledge of either Borrower threatened, against or involving either Borrower in any court, or before any arbitrator of any kind, or before or by any Governmental Authority, existing as of the Effective Date (x) that in the reasonable judgment of EPC (taking into account the availability of appeals) could reasonably be expected to have a Material Adverse Effect, except for the proceedings described in EPC’s annual report on Form 10-K for the year ended December 31, 2004 as filed with the SEC and Form 10-Qs and Form 8-Ks filed after December 31, 2004 (the “Disclosed Proceedings”) or (y) which purports to affect the legality, validity, binding effect or enforceability of the Loan Documents. Since the date of filing of the quarterly report on Form 10-Q for the period ended June 30, 2005, there has been no adverse change in the status of the Disclosed Proceedings that, taking into account the availability of any appeals, could reasonably be expected to increase materially the likelihood of a Material Adverse Effect resulting therefrom.

5.8.  Taxes. Each Borrower has duly filed all tax returns required to be filed by it, and has duly paid and discharged all taxes, assessments and governmental charges upon it or against its properties now due and payable, the failure to file or pay which, as applicable, would have a Material Adverse Effect, unless and to the extent only that the same are being contested in good faith and by appropriate proceedings by EPC or EPPG.

5.9.  Properties. Each Borrower has good title to its respective properties and assets, free and clear of all mortgages, liens and encumbrances, except for (a) Liens created by the Loan Documents and (b) other mortgages, liens and other encumbrances (including covenants, restrictions, rights, easements and minor irregularities in title) that do not materially interfere with the business or operations of such Borrower as presently conducted or that are permitted by Section 8.3, and except that no representation or warranty is being made with respect to Margin Stock.

5.10.  ERISA.

(a)  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which, with the giving of notice or lapse of time, or both, would constitute an Event of Default under paragraph (g) of Section 9.

(b)  Each Plan has complied with the applicable provisions of ERISA and the Code where the failure to so comply would reasonably be expected to result in a Material Adverse Effect.

(c)  The statement of assets and liabilities of each Plan and the statements of changes in fund balance and in financial position, or the statement of changes in net assets available for plan benefits, for the most recent plan year for which an accountant’s report with respect to such Plan has been prepared, copies of which report have been made available to the Administrative Agent, present fairly, in all material respects, the financial condition of such Plan as at such date and the results of operations of such Plan for the plan year ended on such date.

(d)  Neither EPC nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liability (as of the date of determination), would have a Material Adverse Effect.

(e)  Neither EPC nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization, to be insolvent or to be terminated within the meaning of Title IV of ERISA the effect of which reorganization, insolvency or termination would be the occurrence of an Event of Default under paragraph (g) of Section 9.

5.11.  Investment Company Act; Public Utility Holding Company Act. Neither Borrower is (a) an “investment company” or a “company” controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.12.  Federal Reserve Regulations. The Loans made to either Borrower under this Agreement and the Notes and the application of the proceeds thereof as provided herein will not violate Regulation T, U or X of the Board of Governors.

5.13.  Solvency. Immediately after the consummation of the transactions contemplated by this Agreement and after giving effect to the application of the proceeds of each Loan made (or deemed made) and each Letter of Credit issued (or deemed issued) on the Effective Date, (a) the fair value of the assets of each Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Borrower will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) neither Borrower will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

5.14.  Environmental Matters. Except for the matters set forth on Schedule 5.14 and other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) is subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

5.15.  Insurance. EPC has adequate insurance for itself and its Subsidiaries and their properties from financially sound and reputable insurance companies that are not affiliates of EPC in such amounts and covering such risks (with such types and amounts of retained risk) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where EPC and its Subsidiaries operate.

5.16.  Disclosures.

(a)  The publicly available information filed by EPC with the SEC when taken as a whole does not contain any material misstatement of fact or omit to state any material facts necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  All written information, reports, exhibits and schedules furnished to the Administrative Agent or any Lender by or on behalf of EPPG in connection with the Reserve Reports or included therein or delivered pursuant thereto, when taken as a whole, did not contain, and as they may be amended, supplemented or modified from time to time, will not contain, as of the date such statements were made, any untrue statements of a material fact and as of such date did not omit, and as they may be amended, supplemented or modified from time to time, will not omit, to state as of the date such statements were made, any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were, are or will be made, not materially misleading.

(c)  The leases contributing to EPPG’s interests in those wells listed on Schedule 5.16(c) hereto (which wells are further identified in the Reserve Report dated as of June 30, 2005) are described on Exhibit “A” to one or more of the instruments constituting or otherwise covered by the Mortgages. Further, those title materials referenced on Schedule 5.16(c) as relating to any particular well listed thereon relate to such well.

5.17.  Ownership of Property; Liens. EPPG has good and defensible title to all of its Oil and Gas Properties which are not personal property and good title to all such Oil and Gas Properties which are personal property and material to the Borrowers taken as a whole, except for (i) such imperfections of title as do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of the Borrowers, or, in the case of Oil and Gas Properties which are not Borrowing Base Properties, such imperfections do not have a Material Adverse Effect on such Borrower, (ii) Oil and Gas Properties and interests therein disposed of since the date of the most recent Reserve Report as permitted by subsection 8.6 hereof, and (iii) Permitted Liens. EPPG is entitled to receive a decimal share of all Hydrocarbons produced from, or allocated to, each Borrowing Base Property equal to not less than the net revenue interest set forth in the most recent Reserve Report with respect to such Borrowing Base Property. There are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of EPPG in such Borrowing Base Properties except as expressly set forth in such Reserve Report. The ownership of the Borrowing Base Properties by EPPG shall not in any material respect obligate it to bear the costs and expenses relating to the maintenance, development or operations of each such Borrowing Base Property in an amount in excess of the working interest of such Borrower in each Borrowing Base Property set forth in the most recent Reserve Report unless there is a corresponding increase in net revenue interest.

5.18.  Purpose of Loans. The proceeds of the Loans and the Letters of Credit will be used for (a) working capital and for the general corporate purposes of the Borrowers, (b) the conduct by Borrowers of their Oil and Gas Business, including (without limiting the generality of the foregoing) the exploration, exploitation, development and acquisition of Oil and Gas Properties, and (c)  the payment of transaction expenses.

5.19.  Future Commitments. As of the Closing Date, except as set forth on Schedule 5.19, on a net basis there are no material gas imbalances, material take-or-pay or other prepayments with respect to the Oil and Gas Properties of EPPG (or, in the case of Oil and Gas Properties operated by operators other than EPPG, to the Borrowers’ knowledge after reasonable investigation) which would require EPPG to deliver Hydrocarbons produced from Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

5.20.  Security Documents.

(a)  The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable mortgage liens on all of the right, title and interest of EPPG in the Borrowing Base Property described therein. When such Mortgages have been recorded in the appropriate recording office they will constitute perfected first liens on, and security interest in, such property, subject only to Permitted Liens.

(b)  The provisions of the Mortgages will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the personal property collateral described therein and proceeds thereof and, upon the filing of UCC-1 Financing Statements with the secretary of state of the jurisdiction of formation of EPPG, the Mortgages shall constitute a fully perfected first priority lien on, and security interest in, all right, title and interest of EPPG in such collateral and the proceeds thereof, in each case prior and superior in right to any other Person, subject only to Permitted Liens.

All representations and warranties made by the Borrowers herein, and any other Loan Document delivered pursuant hereto, shall survive the making of the Loans, the issuance of any Letter of Credit and the execution and delivery by the Borrowers of the Loan Documents.

SECTION 6
CONDITIONS PRECEDENT

6.1.  Conditions to Closing Date. The Closing Date shall occur upon, and the obligations of the Lenders to make Extensions of Credit hereunder shall be subject to, the satisfaction of the following conditions precedent:

(a)  Loan Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) this Agreement, executed and delivered by a Responsible Officer of the Borrowers, and (ii) a Note payable to the order of each Lender requesting a Note in the amount of its Commitment.

(b)  Security Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) Mortgages, executed and delivered by EPPG, covering the Borrowing Base Properties, together with the title work referred to in Section 4.16(d) above, and (ii) acknowledgment copies or other evidence of the proper filing of financing statements (Form UCC-1) under the Uniform Commercial Code of all jurisdictions to the extent necessary or desirable or required, in the reasonable judgment of the Administrative Agent, to perfect the security interests created or purported to be created by the Mortgages.

(c)  Closing Certificate. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of the Borrowers, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Borrowers.

(d)  Authorization Proceedings of the Borrowers. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a copy of the resolutions and consents, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of EPC and the general partner of EPPG authorizing (i) the execution, delivery and performance of this Agreement and the Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) in the case of EPPG, the granting by it of the Liens created pursuant to the Loan Documents, certified by the Secretary or an Assistant Secretary of such Person as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions or consents thereby certified have not been amended, modified, revoked or rescinded.

(e)  Borrower Incumbency Certificates. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of EPC and the general partner of EPPG, dated the Closing Date, as to the incumbency and signature of the officers of such Person executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Person.

(f)  Organization Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), true and complete copies of the certificate of incorporation and by-laws or agreement of limited partnership, as applicable, of each Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of EPC and the general partner of EPPG, as applicable. The Administrative Agent shall have received certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Borrowers in all jurisdictions where required by the Administrative Agent.

(g)  Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Andrews Kurth LLP, counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent.

(h)  Consents, Licenses and Approvals. All governmental and third party approvals (including consents) necessary or, in the discretion of the Administrative Agent, advisable in connection with continuing operations of the Borrowers and the execution, delivery and performance of the Loan Documents shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrowers as to the foregoing.

(i)  Due Diligence. The Administrative Agent and the Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrowers, including, but not limited, to a review of EPPG’s Oil and Gas Properties, and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(j)  Legal Structure and Capitalization. The Administrative Agent and the Lenders shall be satisfied with the organization, corporate and legal structure and capitalization of the Borrowers.

(k)  Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of the financial statements referred to in Section 5.1(a).

(l)  Fees. The Administrative Agent and the Lenders shall have received all fees and expenses required to be paid on or before the Closing Date pursuant to the Fee Letter and other arrangements and for which invoices have been presented.

(m)  Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(n)  No Default. No Default or Event of Default shall have occurred and be continuing on such date.

(o)  No Material Adverse Effect. No event or events which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred since December 31, 2004.

(p)  Insurance Certificates. Certificate(s) of insurance naming the Administrative Agent as loss payee to the extent of the Borrowing Base Properties or additional insured evidencing insurance which meets the requirements of this Agreement and the Security Documents and which is in amount, form and substance and from an issuer satisfactory to the Administrative Agent.

(q)  Lien Searches. Results of lien, tax and judgment searches of the UCC Records of the Secretary of State and applicable counties of the States of Delaware and Texas from a source acceptable to the Administrative Agent and reflecting no Liens against any of the Borrowing Base Properties as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Administrative Agent, other than Permitted Liens.

(r)  Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

6.2.  Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Loans) is subject to the satisfaction of the following conditions precedent:

(a)  Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)  No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)  Maintenance of Borrowing Base. After giving effect to the Extensions of Credit requested to be made on any date, the Aggregate Credit Exposure of the Lenders shall not exceed the Borrowing Base then in effect.

(d)  Maintenance of Collateral Coverage Ratio. The Collateral Coverage Ratio shall be at least 1.5 to 1.0.

(e)  Material Adverse Effect. No event or events which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred and is continuing since the date of the previous Extension of Credit.

Each request for a Loan by, and Letter of Credit issued on behalf of, the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date thereof that the conditions contained in (a), (b), (c), (d) and (e) of this subsection have been satisfied.

6.3.  Determinations Under Section 6. For purposes of determining compliance with the conditions specified in Section 6.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders if such Lender has executed and delivered its signature page to this Agreement to the Administrative Agent.

SECTION 7
AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, or Letter of Credit or Note remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Borrower shall:

7.1.  Financial Statements.

(a)  Furnish to the Administrative Agent and to each of the Lenders:

(i)  as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of EPC, a copy of EPC’s Form 10-K, as filed;

(ii)  as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of EPC, a copy of EPC’s Form 10-Q, as filed;

all financial statements in such reports shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except for such changes in GAAP as approved by the Independent Auditors or a Responsible Officer, as the case may be, and disclosed therein).

(b)  For so long as CGP is required to file periodic reports with the SEC, furnish to the Administrative Agent and to each of the Lenders:

(i)  as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of CGP, a copy of CGP’s Form 10-K, as filed;

(ii)  as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of CGP, a copy of CGP’s Form 10-Q, as filed;

all financial statements in such reports shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except for such changes in GAAP as approved by the Independent Auditors or a Responsible Officer, as the case may be, and disclosed therein).

(c)  The electronic posting of any financial reports, notices or other items required to be furnished pursuant to Sections 7.1 or 7.2 on a website (www.elpaso.com) established by EPC and accessible by the Lenders shall constitute delivery for all purposes of Sections 7.1 or 7.2 provided that EPC shall provide each Lender with notice that a financial report has been posted on such website.

7.2.  Certificates; Other Information. Furnish to each Lender in such reasonable quantities as shall from time to time be requested by such Lender:

(a)  within 120 days after the close of each fiscal year of EPC, a certificate of a Financial Officer stating (i) whether or not he has knowledge of the occurrence of any Event of Default that is continuing hereunder or of any event not theretofore remedied that with notice or lapse of time or both would constitute such an Event of Default and, if so, stating in reasonable detail the facts with respect thereto, and (ii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not EPC is in compliance with the requirements set forth in Section 8.1;

(b)  promptly after the sending or filing thereof, copies of all publicly available reports that EPC sends to any of its security holders and copies of all publicly available reports and registration statements that EPC or EPPG files with the SEC or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling security holders;

(c)  promptly in writing, notice of all litigation and of all proceedings before any Governmental Authority against or involving either Borrower, except any litigation or proceeding that in the reasonable judgment of EPC (taking into account the availability of appeals) is not likely to have a material adverse effect on the consolidated financial condition of EPC and its consolidated Subsidiaries taken as a whole;

(d)  within three Business Days after a Financial Officer obtains knowledge thereof (i) notice of the occurrence of any Default that is continuing, together with a detailed statement by a Responsible Officer of EPC of the steps being taken by EPC or the appropriate Subsidiary of EPC to cure the effect of such event, and (ii) notice of the occurrence of any event that could reasonably be expected to result in a Material Adverse Effect;

(e)  as soon as practicable and in any event (i) within 30 days after EPC or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and (ii) within 10 days after EPC or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Financial Officer describing such Termination Event and the action, if any, that EPC or such ERISA Affiliate proposes to take with respect thereto;

(f)  promptly and in any event within five Business Days after receipt thereof by EPC or any ERISA Affiliate, copies of each notice received by EPC or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan which termination could reasonably be expected to have a Material Adverse Effect;

(g)  promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan;

(h)  promptly and in any event within five Business Days after receipt thereof by EPC or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by EPC or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization or insolvent within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or expected to be incurred, by EPC or any ERISA Affiliate in connection with any event described in clause (i), (ii), or (iii) above, in each case if such event could reasonably be expected to have a Material Adverse Effect;

(i)  as soon as practicable but in any event within 60 days of any notice of request therefor, such other information respecting the financial condition and results of operations of EPC or any Subsidiary of EPC as any Lender through the Administrative Agent may from time to time reasonably request; and

(j)  together with any Reserve Report delivered pursuant to Section 4.9(b), (i) a schedule identifying as of June 30 or December 31, as applicable, each Hedging Agreement relating to commodity prices as to which the Borrowers are bound, and setting forth the names of the parties thereto and of any guarantees thereof, and (ii) a schedule demonstrating that the Collateral Coverage Ratio is at least 1.5 to 1.0, such schedule to set forth the location and filing information of the recorded Mortgages and the PV-10 Value of the Borrowing Base Properties.

7.3.  Conduct of Business and Maintenance of Existence; Compliance with Law and Contractual Obligations. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate or partnership existence, as applicable; take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted by subsection 8.5 and comply with all Contractual Obligations and Requirements of Law, in each case except to the extent that failure to comply therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

7.4.  Maintenance of Properties; Insurance. In the case of EPPG, maintain all Properties useful and necessary in its business in accordance with past practices and customary industry norms, (x) ordinary wear and tear and (y) casualty events which could not reasonably be expected to have a Material Adverse Effect excepted; maintain or cause to maintain with financially sound and reputable insurance companies (or through self-insurance), property damage and liability insurance of such types, in such amounts and against such risks as is customary to be maintained by companies engaged in the same or a similar business in the same general area; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

7.5.  Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any Borrowing Base Properties operated by EPPG (provided the Lender’s representatives shall comply with all safety procedures and precautions required by EPPG while on any of its Oil and Gas Properties), and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested through the Administrative Agent and to discuss the business, operations, properties and financial and other condition of the Borrowers with officers of the Borrowers and with their Independent Auditors, in the presence of a Responsible Officer of the Borrowers.

7.6.  Environmental Laws.

(a)  Except as set forth in Schedule 5.14 or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, cause EPPG to (i) comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them.

(b)  Except as set forth in Schedule 5.14 or to the extent that the failure to comply could not reasonably be expected to give rise to a Material Adverse Effect, cause EPPG to comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal or other appropriate action to contest such order or directive has been timely and properly taken in good faith.

(c)  Prior to acquiring any ownership or leasehold interest in real property or other interest in any real property that could give rise to EPPG being subject to potential significant liability under or violations of any Environmental Law, which potential liabilities or violations, if incurred, could reasonably be expected to have a Material Adverse Effect: (i) notify the Administrative Agent; and (ii) if requested by the Administrative Agent, provide to the Administrative Agent a written report by an environmental consultant reasonably acceptable to the Administrative Agent assessing the presence or potential presence of significant levels of any Materials of Environmental Concern on, under, in, or about the property, or of other conditions that could give rise to potentially significant liability or violations of any Environmental Law.

7.7.  Additional Collateral. If, subsequent to the Closing Date, EPPG acquires any Properties that are proposed to be Borrowing Base Properties, it shall promptly execute and deliver to the Administrative Agent Mortgages or amendments to Mortgages presently in force granting security interests and Liens to the Administrative Agent, for the ratable benefit of the Secured Parties, in such Properties.

7.8.  Maintenance and Operation of Properties. In the case of EPPG, except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect and consistent with the standards of a reasonably prudent operator under the same circumstances:

(a)  Maintain, develop, and operate the Oil and Gas Properties that are operated by EPPG in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Properties so long as the oil and gas leases are capable of producing Hydrocarbons in quantities and at prices providing for continued efficient and profitable operation of business;

(b)  Comply in all material respects with all contracts and agreements applicable to or relating to Oil and Gas Properties of EPPG or the production and sale of Hydrocarbons therefrom;

(c)  At all times, maintain, preserve, and keep all operating equipment used with respect to the Oil and Gas Properties that are operated by EPPG in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of the operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if EPPG shall in good faith determine that the action is not necessary for such Person’s continued efficient and profitable operation of business.

(d)  With respect to Oil and Gas Properties which are operated by operators other than EPPG, seek to enforce the operators’ contractual obligations to maintain, develop, and operate such Properties subject to the applicable operating agreements to the extent it is commercially reasonable to do so.

(e)  If and when any of the wells located on the Oil and Gas Properties of EPPG ceases producing Hydrocarbons in paying quantities and is of no further use and EPPG is required to do so under any agreement or law, EPPG will plug and abandon, or cause to be plugged and abandoned, any and all such wells in accordance in all material respects with applicable local, state and/or federal laws and regulations then in force and regulating the plugging of Hydrocarbon wells.

7.9.  Collateral Coverage. At all times the Borrowers will maintain a Collateral Coverage Ratio of at least 1.5 to 1.0. Failure to maintain a Collateral Coverage Ratio of at least 1.5 to 1.0 shall not be considered a Default or an Event of Default provided the Borrowers comply with Section 4.10(c) on a timely basis.

7.10.  Further Assurances. Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Oil and Gas Properties subject to the Mortgages that are duly perfected in accordance with all applicable Requirements of Law.

SECTION 8
NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Letter of Credit or any Note remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Borrower shall not:

8.1.  Financial Covenants.

(a)  Leverage Ratio. EPC shall not permit the ratio of (i) the sum of (A) the aggregate amount of consolidated Debt of EPC and its consolidated Subsidiaries, plus (B) the aggregate amount of consolidated Guaranties of EPC and its consolidated Subsidiaries, plus (C) the outstanding principal (or equivalent) amount of financing extended to EPC and its consolidated Subsidiaries pursuant to any Alternate Program, regardless of whether such financing gives rise to “Indebtedness” hereunder, minus (D) all unrestricted cash balances of EPC and its consolidated Subsidiaries (in each case, without duplication of amounts under this clause (i) and determined as to all of the foregoing entities on a consolidated basis) (it being understood that cash balances in the Qualified Investments Account or any Qualified Investments Subaccount are not restricted for purposes of this clause (D), minus (E) all restricted cash balances of EPC and its consolidated Subsidiaries securing or otherwise supporting the payment of Debt or Guaranties of EPC and its consolidated Subsidiaries included in (A) above to (ii) Consolidated EBITDA of EPC and its consolidated Subsidiaries for the then most recently ended period of four fiscal quarters to exceed 6.25 to 1.0 at any time on or after September 30, 2005.

(b)  Fixed Charge Coverage Ratio. EPC shall not permit the ratio of (i) Consolidated EBITDA of EPC and its consolidated Subsidiaries for the then most recently ended period of four fiscal quarters to (ii) the sum of its consolidated interest expense plus its total dividends paid, in each case for the then most recently ended period of four fiscal quarters to be less than (x) 1.60:1 prior to March 31, 2006, and (y) 1.75:1 at any time thereafter.

8.2.  Limitation on Debt. Permit EPPG to create, incur, assume or suffer to exist any Debt, except:

(a)  Debt of EPPG under any Loan Document;

(b)  Debt outstanding on the date hereof and listed on Schedule 8.2 and any refinancings, refundings, renewals or extensions thereof on terms and conditions not more restrictive than the original Debt;

(c)  Indebtedness of EPPG under Hedging Agreements entered into in the ordinary course of business of EPPG and not for speculative purposes;

(d)  Debt of EPPG issued or owed to EPC or any of its Subsidiaries, provided that no Default, Event of Default, Borrowing Base Deficiency, or Collateral Value Deficiency exists on the date that such Debt is created;

(e)  Obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, insurance obligations or bonds and similar bonds and obligations incurred by any Borrower in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

(f)  Subordinated Indebtedness that is issued on terms which are satisfactory to the Administrative Agent and the Required Lenders with respect to provisions regarding maturity, covenants, events of default and subordination language, provided that after giving effect to the issuance of such Subordinated Indebtedness, the Borrower is in compliance with the covenants contained in subsection 8.1 hereof;

(g)  Guaranties permitted by subsection 8.4; and

(h)  Debt incurred to finance the acquisition of equipment, provided that the amount of such Indebtedness does not exceed the purchase price of such equipment as applicable.

8.3.  Limitation on Liens. Permit EPPG to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (and each of the following are collectively referred to herein as “Permitted Liens”):

(a)  Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of EPPG, in conformity with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, which proceedings would have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c)  pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)  deposits and letters of credit made to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)  easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants and other restrictions as to the use of real property and other similar encumbrances incurred in the ordinary course of business which, with respect to all of the foregoing, do not secure the payment of Debt of the type described in clauses (a)-(d) of the definition thereof and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of EPPG;

(f)  Liens in existence on the date hereof listed on Schedule 8.3, provided that no such Lien encumbers Borrowing Base Property and is amended after the date of this Agreement to cover any additional Property or to secure additional Debt and that the amount of Debt secured thereby is not increased;

(g)  Liens created pursuant to the Security Documents and other Liens created after the date hereof and securing Debt hereunder or under any other Loan Document;

(h)  Liens reserved in customary oil, gas and/or mineral leases for royalties, bonus or rental payments and for compliance with the terms of such leases and Liens reserved in customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements for compliance with the terms of such agreements, to the extent that (x) any such Lien referred to in this clause (h) does not materially impair the use or value of the property subject to such Lien for the purposes for which such property is held, and (y) in the case of customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements, the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by EPPG do not exceed, at any time outstanding, the amount owing by EPPG for ninety (90) days’ billed operating expenses or other expenditures attributable to such entity’s interest in the Property covered thereby;

(i)  defects, irregularities and deficiencies in the title of any rights of way or other Property of EPPG which in the aggregate do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other Property are held by EPPG, and defects, irregularities and deficiencies in title to any property of EPPG, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(j)  royalties, overriding royalties, revenue interests, net revenue interests, production payments and advance payment obligations (other than obligations in respect of advance payments received in connection with the incurrence of Debt), provided that the value of the Oil and Gas Properties shown on the Reserve Reports is net of such Liens;

(k)  any Lien securing Debt, neither assumed nor guaranteed by EPPG nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by any Borrower for substation, metering station, pump station, storage gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, and any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this paragraph (k) does not materially impair the use or value of the property subject to such Lien for the purposes for which such property is held;

(l)  judgment and other similar Liens arising in connection with court proceedings, provided that the judgment relating thereto shall have been stayed or bonded pending appeal, provided that no such Lien shall encumber any Borrowing Base Property;

(m)  Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of EPPG, provided that such agreements are entered into in the ordinary course of business and when entered into contain terms customary for such agreements in the industry and provided further that no Liens described in this paragraph (m) shall be granted or created in connection with the incurrence of Debt;

(n)  customary preferential rights to purchase and calls on productions by sellers relating to any of the Borrowing Base Properties;

(o)  Liens securing Debt permitted by Section 8.2(h); and

(p)  any Liens incurred in connection with an Alternate Program, provided such Liens are not incurred with respect to receivables resulting from the sale of production from the Borrowing Base Properties.

8.4.  Limitation on Guarantee Obligations. Permit EPPG to create, incur, assume or suffer to exist any Guarantee Obligation except (a) Guaranties in existence on the date hereof and listed on Schedule 8.4, (b) Guaranties arising under the Loan Documents, (c) Guaranties with respect to Debt permitted by subsection 8.2 (other than subsection (h) thereof), (d) Guaranties incurred by EPPG with respect to any obligations or liabilities of EPC, and (e) Guaranties issued by EPPG in the ordinary course of business of obligations of other Persons (other than in respect of Debt) in connection with current oil and gas drilling, oil and gas production, oil and gas transportation, crude oil purchasing, oil and gas exploration or other similar programs or operations.

8.5.  Limitation on Fundamental Change. Merge or consolidate with, or liquidate into, any Person, except that, provided no Event of Default has occurred and is continuing (both before and immediately after giving effect to any merger, consolidation or liquidation permitted below):

(a)  EPC may merge or consolidate with, or liquidate into, any Business Entity, provided that (i) EPC is the continuing or surviving Business Entity, or (ii) the continuing or surviving Business Entity is organized under the laws of the United States or a State thereof and unconditionally assumes by written agreement satisfactory to the Administrative Agent all of the performance and payment obligations of EPC under the Loan Documents; and

(b)  EPPG may merge or consolidate with, or liquidate into, any other Subsidiary of EPC, provided that (i) the continuing or surviving Subsidiary unconditionally assumes by written agreement satisfactory to the Administrative Agent all of the performance and payment obligations of EPPG under the Loan Documents, and (ii) the Lien under the Security Documents in favor of the Administrative Agent on any Collateral owned by EPPG immediately prior to such merger, consolidation or liquidation remains effective and perfected immediately thereafter with no loss of relative priority to the Lenders from that existing immediately prior to such merger, consolidation or liquidation.

8.6.  Limitation on Sale of Assets. Permit EPPG to convey, sell, lease, assign, transfer or otherwise dispose of any Borrowing Base Properties (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

(a)  the sale of inventory (including Hydrocarbons or other mineral products or surplus) in the ordinary course of business;

(b)  Dispositions of Oil and Gas Properties not constituting Proved Reserves pursuant to farm-ins and farm-outs and transfers of royalty interests, overriding royalty interests, net revenue interests and other similar transfers, all pursuant to exploration and development activity in the ordinary course of business of EPPG;

(c)  the Disposition of any Borrowing Base Properties, provided that if the aggregate PV-10 Value (determined by reference to the most recent Reserve Report) of such Dispositions between Borrowing Base Redeterminations exceeds $25,000,000.00, the Borrowing Base shall automatically be redetermined prior to such Disposition in accordance with the procedures set forth in subsection 4.9 as if a Borrower Redetermination Notice had been provided prior to such Disposition. In any event, the Disposition of Borrowing Base Property may result in a mandatory reduction in the Borrowing Base pursuant to subsection 4.9(f); and

(d)  Dispositions of receivables in connection with any Alternate Program provided such receivables do not result from the sale of production from the Borrowing Base Properties.

8.7.  Limitation on Distributions. Permit EPPG to declare or make any distributions, whether in cash or property or in obligations of EPPG, to its general partner or limited partners if a Default, Event of Default, Borrowing Base Deficiency or Collateral Value Deficiency shall have occurred and be continuing at the time of such distribution.

8.8.  Limitation on Investments, Loans and Advances. Permit EPPG to make any advance, loan, extension of credit or capital contribution to, or incur any Guaranty on behalf or for the benefit of, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (including by the issuance of letters of credit) in (collectively, “Investments”), any Person, except:

(a)  extensions of trade credit in the ordinary course of business;

(b)  investments in Cash Equivalents;

(c)  loans and advances to officers and employees of EPPG for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(d)  investments, loans or advances, the material details of which have been set forth on Schedule 8.8;

(e)  so long as no Default, Event of Default, Borrowing Base Deficiency or Collateral Value Deficiency shall have occurred and be continuing, Investments by EPPG in EPC or in its general partner;

(f)  acquisitions and investments made or entered into in connection with the Oil and Gas Business;

(g)  transactions expressly permitted or contemplated under subsection 8.2 (provided, that no loans may be made by either Borrower pursuant to subsection 8.2(f) at any time when a Default, Event of Default, Borrowing Base Deficiency or Collateral Value Deficiency shall have occurred and be continuing); and

(h)  Investments not otherwise permitted hereunder in an amount at any time not in excess of $10,000,000.

8.9.  Limitation on Payments and Modifications of Debt Instruments, Other Documents. Voluntarily prepay (excluding any regularly scheduled or other required payment or prepayment) any Debt (excluding Debt incurred pursuant hereto) prior to the maturity thereof (whether by acceleration or otherwise) except for

(a)  Early Maturity Debt;

(b)  The refinancing or replacement of Debt existing as of the date hereof or Debt of an acquired person existing at the time of acquisition, in each case (x) on market terms and conditions then available for such refinancing or replacement and (y) without increasing the aggregate principal amount thereof existing at the time of such refinancing or replacement;

(c)  Intercompany Debt owed to a Borrower or another Subsidiary of EPC;

(d)  The repayment of other Intercompany Debt in connection with a merger, sale of assets or corporate restructuring otherwise permitted hereunder; and

(e)  Late Maturity Debt, so long as (i) the aggregate principal amount of all such prepaid Late Maturity Debt shall not exceed the sum of (x) $500,000,000 plus (y) the principal amount of Early Maturity Debt that is refinanced with Indebtedness that has a maturity date after November 23, 2007 plus (z) the amount by which the aggregate Net Proceeds received from all Dispositions of Assets (other than Dispositions of Collateral) consummated in fiscal year 2005 and not prohibited by Section 8.6 exceeds $500,000,000, and (ii) after giving effect to any such prepayment of Late Maturity Debt, EPC shall have Liquidity of not less than $1,000,000,000; provided, however, that if EPC, from time to time, issues Equity Interests that constitute common stock, all of the net proceeds of the sale of such Equity Interests may be used to prepay any Indebtedness of EPC or any of its Subsidiaries without restriction imposed by this Section 8.9.

8.10.  Limitation on Transactions with Affiliates. Sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any Affiliate of EPC that is not a Subsidiary of EPC, whether or not in the ordinary course of business, except:

(a)  Transactions on fair and reasonable terms no less favorable to such Borrower as would be obtainable by such Borrower at the time in a comparable arm’s-length transaction or series of transactions with a person other than an Affiliate of EPC;

(b)  Any Disposition by EPPG permitted under Section 8.6 or by EPC permitted under Section 6.04 of the EPC Revolver or any merger permitted under Section 8.5; and

(c)  Transactions the value of which are de minimis in relation to the assets, liabilities or revenues of the Borrower engaging in such transaction.

8.11.  Limitation on Changes in Fiscal Year. Permit the fiscal year of EPC to end on a day other than December 31.

8.12.  Limitation on Negative Pledge Clauses. Permit EPPG to enter into with any Person any agreement, other than this Agreement, which prohibits or limits the ability of EPPG to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

8.13.  Limitation on Lines of Business. Permit EPPG to enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers are engaged on the date of this Agreement or which are directly related thereto or to the Oil and Gas Business.

8.14.  Forward Sales. Except in accordance with ordinary practice in the Oil and Gas Business, permit EPPG to enter into or permit to exist any advance payment agreement or other arrangement pursuant to which the Borrower or any of its Subsidiaries, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons from any of the Borrowing Base Properties upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement.

SECTION 9
EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)  The Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other fee, Reimbursement Obligation or other amount payable hereunder, within five (5) Business Days after any such amount becomes due in accordance with the terms thereof or hereof; or

(b)  Any representation or warranty made or deemed made by either Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made and, if such representation or warranty is capable of being cured, such inaccuracy shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or by any Lender with a copy to the Administrative Agent; or

(c)  Any Borrower shall default in the observance or performance of any agreement applicable to it contained in subsections 4.10, 7.2(d) or 7.7 or Section 8 of this Agreement; or

(d)  Any Borrower shall default in the observance or performance of any other agreement applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 consecutive days after written notice thereof shall have been given to such Borrower by the Administrative Agent or by any Lender with a copy to the Administrative Agent; or

(e)  Either Borrower shall (i) default in any payment of principal of or interest on any Debt, or in the payment of any Guaranty, which default shall continue after the applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness or Guaranty was created; provided that the aggregate principal amount of such Debt and Guaranty equals or exceeds $25,000,000 in the case of EPPG and $200,000,000 in the case of EPC; or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt or Guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, which default shall continue after the applicable grace period, if any, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or such Guaranty to become payable, provided that the aggregate principal amount of all such Debt and Guaranty which would then become due and payable would equal or exceed $25,000,000 in the case of EPPG and $200,000,000 in the case of EPC; or

(f)  (i) Either Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against such Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) either Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)  Any judgment or order for the payment of money in an aggregate amount in excess of $100,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer) shall be rendered against either Borrower or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution (other than any enforcement proceedings consisting of the mere obtaining and filing of a judgment lien or obtaining of a garnishment or similar order so long as no foreclosure, levy or similar process in respect of such judgment lien, or payment over in respect of such garnishment or similar order, has commenced and is continuing or has been completed (collectively, the “Permitted Execution Actions”)) shall not be effectively stayed, or any action, other than a Permitted Execution Action, shall be legally taken by a judgment creditor to attach or levy upon any property or assets of either Borrower to enforce any such judgment or order; provided, however, that with respect to any such judgment or order that is subject to the terms of one or more settlement agreements that provide for the obligations thereunder to be paid or performed over time, such judgment or order shall not be deemed hereunder to be undischarged unless and until the Borrowers shall have failed to pay any amounts due and owing thereunder (payment of which shall not have been stayed) for a period of 30 consecutive days after the respective final due dates for the payment of such amounts; or

(i)  A material provision of any Loan Document shall cease, for any reason, to be in full force and effect, or either Borrower, any of their Affiliates, or any officer or employee of any of the foregoing, shall so assert; or

(j)  Any Lien created by any Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby other than because of a release permitted hereunder signed by the Administrative Agent; or

(k)  Upon completion of, and pursuant to, a transaction, or a series of transactions (which may include prior acquisitions of Capital Stock of EPC in the open market or otherwise), involving a tender offer (i) a “person” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) other than EPC or a Subsidiary of EPC or any employee benefit plan maintained for employees of EPC and/or any of its Subsidiaries or the trustee therefor, shall have acquired direct or indirect ownership of and paid for in excess of 50% of the outstanding Capital Stock of EPC entitled to vote in elections for directors of EPC, and (ii) at any time before the later of (A) six months after the completion of such tender offer and (B) the next annual meeting of the shareholders of EPC following the completion of such tender offer more than half of members of the Board of Directors of EPC consists of individuals who (1) were not members of the Board of Directors of EPC before the completion of such tender offer and (2) were not appointed, elected or nominated by the Board of Directors of EPC in office prior to the completion of such tender offer (other than any such appointment, election or nomination required or agreed to in connection with, or as a result of, the completion of such tender offer); or

(l)  Any “person” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) other than EPC and its Subsidiaries, (i) shall have acquired beneficial ownership of 50% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of EPPG, or (ii) shall obtain the power (whether or not exercised) to elect a majority of EPPG’s directors.

(m)  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any material portion (such materiality determined by reference to EPPG and its Subsidiaries taken as a whole) of the Property of EPPG;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrowers, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrowers, declare the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then unexpired amount that is available to be drawn under such Letters of Credit. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrowers under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the Notes. After all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers. The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10
THE ADMINISTRATIVE AGENT

10.1.  Appointment. Each Lender hereby irrevocably designates and appoints Fortis as Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2.  Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3.  Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by either Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of either Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of either Borrower.

10.4.  Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, where unanimous consent of the Lenders or the Required Lenders is expressly required hereunder, such Lenders or Required Lenders, as applicable), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.  Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of either Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower and made its own decision to make its Extensions of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of either Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7.  Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the obligations under this Agreement) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of all obligations under this Agreement and all other amounts payable hereunder.

10.8.  Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with either Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Extensions of Credit made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9.  Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. The Administrative Agent may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or Commitments of the Administrative Agent), provided that on the effectiveness of such removal the Obligations owing to such Administrative Agent as a Lender are repaid in full and as an Issuing Lender are cash collateralized or otherwise secured. If the Administrative Agent is removed, the procedures set forth in this Section 10.9 shall apply in appointing a successor Administrative Agent.

10.10.  Issuing Lender. The provisions of this Section 10 applicable to the Administrative Agent shall apply to the Issuing Lender in the performance of its duties under the Loan Documents, mutatis mutandis.

10.11.  Others. Neither the Arranger nor the Bookrunner shall have any duties or responsibilities, or incur any liabilities, under this Agreement or the other Loan Documents.

10.12.  Hedging Arrangements. To the extent any Affiliate of a Lender is a party to a Hedging Agreement with the Borrowers and thereby becomes a beneficiary of the Liens described in Section 4.16 hereof pursuant to the Security Documents, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent, to act for and on behalf of such Affiliate in connection with the Security Documents and to be bound by the terms of this Section 10.

SECTION 11
MISCELLANEOUS

11.1.  Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the applicable Borrowers written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the applicable Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the principal amount, or extend the scheduled date of final maturity, of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the principal amount or extend the expiration date of any Lender’s Commitments, or change the limits on Letter of Credit Outstandings as set forth in subsection 3.1(a)(i), in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive the definition of Technical Lenders, any provision of Section 4.9, Section 4.10, Section 4.16, or Section 7.11 without the written consent of each Lender, (iii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders (or modify any provision of this Agreement or any other Loan Document to provide that an action currently requiring the approval of or consent by the Required Lenders may be taken with the consent or approval by a lower percentage of Lenders), or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents other than in accordance with the terms of the applicable Loan Documents, in each case without the written consent of all the Lenders, (iv) release, or subordinate the interest of the Administrative Agent in, any of the collateral for the Obligations hereunder (except as specifically provided herein) without the written consent of each Lender, (v) change subsection 4.8(a) or subsection 11.7(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and Issuing Lender, or (vii) amend, modify or waive any provision of this Agreement or any other Loan Document prior to the initial Borrowing Date without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2.  Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by courier service, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrowers or the Administrative Agent, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	El Paso Corporation 1001 Louisiana Street Houston, TX 77002 Attention: John J. Hopper Fax: (713) 420-2708 Email: john.hopper@elpaso.com

El Paso Production Oil & Gas USA, L.P. 1001 Louisiana Street Houston, TX 77002 Attention: John J. Hopper Fax: (713) 420-2708 Email: john.hopper@elpaso.com with a copy to:

Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 Attention: Randy Bryant Fax: (713) 220-4285 Email: randybryant@akllp.com

The Administrative Agent:	Fortis Capital Corp. Millennium I 15455 N. Dallas Parkway, Suite 1400 Addison, Texas 75001 Attention: Deirdre Sanborn Fax: (214) 754-5982 Email: deirdre.sanborn@fortiscapitalusa.com with a copy to:

Patton Boggs LLP 2001 Ross Avenue, Suite 3000 Dallas, Texas 75201 Attention: Robert S. Rendell Fax: (214) 758-1550 Email: rrendell@pattonboggs.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 4.3, 4.5 or 4.8 shall not be effective until received.

11.3.  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.  Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Extensions of Credit hereunder.

11.5.  Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent and its Affiliates for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of (i) counsel to the Administrative Agent and (ii) the Administrative Agent customarily charged by it in connection with syndicated credits, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders, (c) to pay, indemnify, and hold each Lender, the Administrative Agent, the Arranger and the Bookrunner (and their respective Affiliates and their respective directors, officers, employees and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Arranger and the Bookrunner (and their respective directors, officers, employees, agents and affiliates) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use or the proposed use of proceeds contemplated by this Agreement, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to any Borrower or any of the Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrowers shall have no obligation under this clause (d) to any Administrative Agent, the Arranger, the Bookrunner or any Lender (or any of their respective directors, officers, employers, agents or affiliates), with respect to indemnified liabilities to the extent such liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert, and hereby waive, and agree to cause each of their Subsidiaries not to assert and to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Person entitled to indemnification under this subsection 11.5. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.

11.6.  Successors and Assigns; Participations and Assignments.

(a)  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and any Notes hereunder and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

(b)  Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law and at no cost or expense to the Borrowers, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) in any proceeding under the Bankruptcy Code the Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 11.1. The Borrowers agree that each Participant shall be entitled to the benefits of subsections 4.13 and 4.14 with respect to its participation in the Commitments and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of subsection 4.13, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)  Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the prior written consent of the Administrative Agent and the Borrowers (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents including, without limitation, its Commitments, L/C Commitments, Loans and L/C Participating Interests, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit C, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, by the Borrowers, the Administrative Agent and each Issuing Lender) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) (unless the Borrower and the Administrative Agent otherwise consent in writing) no such transfer to an Assignee (other, than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $1,000,000 in the aggregate (or, if less, the full amount of such assigning Lender’s Loans, L/C Participating Interests and Commitments), and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrowers’ prior written consent shall be required for such assignment (which shall not be unreasonably withheld). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and L/C Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrowers shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrowers, for any assignment which occurs at any time when any of the events described in Section 9 shall have occurred and be continuing.

(d)  The Administrative Agent, on behalf of the Borrowers, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)  Notwithstanding anything in this Agreement to the contrary, no assignment under subsection 11.6(c) of any rights or obligations under or in respect of the Loans, the Notes or the Letters of Credit shall be effective unless and until the Administrative Agent shall have recorded the assignment pursuant to subsection 11.6(d). Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrowers and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (other than in the case of an assignment by a Lender to an affiliate of such Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrowers. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrowers, at their own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the lesser of (A) the amount of such Assignee’s Commitment and (B) the aggregate principal amount of all Loans made by such Assignee, after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the lesser of (A) the amount of such Lender’s Commitment and (B) the aggregate principal amount of all Loans made by such Lender, after giving effect to such Assignment and Acceptance. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrowers marked “canceled.”

(f)  The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, any and all financial information in such Lender’s possession concerning the Borrowers and their Affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement.

(g)  For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

11.7.  Adjustments; Set-off.

(a)  If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or Reimbursement Obligations, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or Reimbursement Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided that, to the extent permitted by applicable law, the failure to give such notice shall not affect the validity of such set-off and application.

11.8.  Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent

11.9.  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.  Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the other Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11.  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.  Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers at their address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

11.13.  Acknowledgments. The Borrowers hereby acknowledge that:

(a)  they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14.  WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.15.  Release of Borrowing Base Properties. The Administrative Agent is hereby authorized by the Lenders to execute, at the cost and expense of the Borrowers and pursuant to documentation reasonably acceptable to the Administrative Agent, partial releases of the Borrowing Base Properties to the extent such Borrowing Base Properties are substituted in accordance with Section 4.16(f) or sold in accordance with the terms of the Mortgage and subsection 8.6.

11.16.  Limitation on Interest. The Borrowers, the Administrative Agent and the Lenders intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Administrative Agent and the Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to the Borrowers or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Lenders, the Administrative Agent and the Borrowers (and any other payers thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. To the extent that the interest rate laws of the State of Texas are applicable to this Agreement, any Note or any other Loan Document, the applicable interest rate ceiling is the indicated (weekly) ceiling determined in accordance with Chapter 303 of the Texas Finance Code, as amended, and, to the extent that any Obligation under this Agreement, any Note or any other Loan Document is deemed an open end account as such term is defined in Chapter 302 of the Texas Finance Code, as amended, Administrative Agent retains the right to modify the interest rate in accordance with applicable law.

11.17.  Joint and Several Obligations of Borrowers.

(a)  The Borrowers state and acknowledge that: (a) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such entity if each Borrower were not jointly and severally liable for payment of the Indebtedness; (b) each Borrower has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (c) it is both a condition precedent to the obligations of the Lenders hereunder and a desire of the Borrowers that each Borrower execute and deliver this Agreement; and (d) each Borrower has requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

(b)  Each Borrower hereby irrevocably and unconditionally: (a) agrees that it is jointly and severally liable to Lenders for the full and prompt payment of the Indebtedness and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (b) agrees to fully and promptly perform all of its Obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (c) agrees as a primary obligation to indemnify Lenders on demand for and against any loss incurred by a Lender as result of any of the obligations of any one or more of the Borrowers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to a Lender or any Person, the amount of such loss being the amount which each Lender would otherwise have been entitled to recover from any one or more of the Borrowers whose obligation becomes void, voidable, unenforceable or ineffective.

It is the intent of each Borrower that the Indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis, including, without limitation, pursuant to any applicable fraudulent conveyance or fraudulent transfer laws. Accordingly, as of the date hereof, the liability of each Borrower under this Section 11.17, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer or conveyance is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured (“Dated Liabilities”) is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date (“Dated Assets”). To this end, each Borrower under this Section 11.17, (a) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, (b) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each of the other Borrowers in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 11.17. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 11.17 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder. In addition to and not in limitation of the foregoing provisions of this Section 11.17, the Borrowers and Lenders hereby agree and acknowledge that it is the intent of each Borrower and of each Lender that the obligations of each Borrower hereunder be in all respects in compliance with, and not be voidable pursuant to, applicable fraudulent conveyance and fraudulent transfer laws.

11.18.  USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

[Remainder of Page Intentionally Left Blank]

EPC Credit Agreement

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EL PASO CORPORATION

By:	/s/ John J. Hopper
Name:	John J. Hopper
Title:	Vice President and Treasurer

EL PASO PRODUCTION OIL & GAS USA, L.P.

By:	El Paso Production Oil & Gas Company, General Partner

By:	/s/ Gene T. Waguespack
Name:	Gene T. Waguespack
Title:	Senior Vice President, Treasurer and Contorller

EPC Credit Agreement

FORTIS CAPITAL CORP.,
As Administrative Agent, Arranger, Bookrunner, Issuing Lender and as Lender

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ Casey Lowary
Name:	Casey Lowary
Title:	Senior Vice President

EPC Credit Agreement

Schedule 1.1(a)

COMMITMENTS

Lender       Commitment

Fortis Capital Corp. $400,000,000.00(100%)

$400,000,000.00(100%)

EPC Credit Agreement Schedule 1.1(a)-

EXHIBIT A

NOTE

$_______________November ___, 2005

FOR VALUE RECEIVED, the undersigned, EL PASO CORPORATION, a Delaware corporation and EL PASO PRODUCTION OIL & GAS USA, L.P., a Delaware limited partnership, (the “Borrowers”), hereby unconditionally promise to pay, on a joint and several basis, to the order of _______________________ (the “Lender”) at the offices of Fortis Capital Corp., located at Millennium I, 15455 North Dallas Parkway, Suite 1400, Addison, Texas 75001, in lawful money of the United States of America and in immediately available funds, on the Termination Date, the principal amount of (a) ___________________________________ ($__________), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrowers pursuant to subsection 2.1 of the Credit Agreement, as hereinafter defined. The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsections 4.1 through 4.3 of such Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of November 3, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Fortis Capital Corp. as Administrative Agent, and the Lender, the other banks and financial institutions from time to time parties thereto, (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the security, the terms of and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EL PASO CORPORATION

By:
Name:
Title:

EL PASO PRODUCTION OIL & GAS USA, L.P.

By: El Paso Production Oil & Gas Company,
its General Partner

By:
Name:
Title:

EPC Credit Agreement Exhibit A-

EXHIBIT B

FORM OF CLOSING CERTIFICATE

Pursuant to subsection 6.1(c) of the Credit Agreement, dated as of November 3, 2005 (the “Agreement;” terms defined therein being used herein as therein defined), among EL PASO CORPORATION, a Delaware corporation, and EL PASO PRODUCTION OIL & GAS USA, L.P., a Delaware limited partnership (the “Borrowers”), the several banks and financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”) and Fortis Capital Corp., as Administrative Agent for the Lenders, the undersigned Responsible Officer of each of the Borrowers hereby certifies, in its capacities as such, as follows:

1. Each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents is true and correct on and as of the date hereof as if made on and as of such date (unless such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty is true and correct as of such earlier date).

2. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Extensions of Credit requested to be made on the date hereof.

3. No events or events which, individually or in the aggregate, have had or is reasonably likely to have a Material Adverse Effect has occurred.

EPC Credit Agreement Exhibit B-

IN WITNESS WHEREOF, the undersigned has hereunto executed this certificate on behalf of each Borrower and not individually.

EL PASO CORPORATION

By:
Name:
Title:

EL PASO PRODUCTION OIL & GAS USA, L.P.

By: El Paso Production Oil & Gas Company,
its General Partner

By:
Name:
Title:
Date: _________________________

EPC Credit Agreement Exhibit B-

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of November 3, 2005 (as amended and in effect on the date hereof, the “Credit Agreement”), among EL PASO CORPORATION, a Delaware corporation, and EL PASO PRODUCTION OIL & GAS USA, L.P., a Delaware limited partnership (the “Borrowers”), the several banks, financial institutions, and other entities from time to time parties to the Credit Agreement (collectively, the “Lenders”), and Fortis Capital Corp. as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement including, without limitation, the interests set forth below in the Commitment of the Assignor of the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Non-U.S. Lender, any documentation required to be delivered by the Assignee pursuant to subsection 4.13(b) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay any fee payable to the Administrative Agent pursuant to subsection 11.6(e) of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:
Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment
(“Assignment Date”)

EPC Credit Agreement Exhibit C-

Percentage of
Principal Amount Assigned Commitment Assigned

Commitment Assigned: $_______________  $_______________*

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By: _________________________________
Name: _________________________________
Title: _________________________________

[Name of Assignee], as Assignee

By: _________________________________
Name: _________________________________
Title: _________________________________

The undersigned hereby consent to the within assignment:

El Paso Corporation    Fortis Capital Corp., as Administrative Agent

By: ____________________________ By: ____________________________
Name: ____________________________ Name: ____________________________
Title: ____________________________ Title: ____________________________

El Paso Production Oil & Gas USA, L.P.

By: El Paso Production Oil & Gas Company,
its General Partner

By:
Name:
Title:

EPC Credit Agreement Exhibit C-